Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

AMAZON.COM, INC.,

ZETA ACQUISITION, INC.,

ZAPPOS.COM, INC.,

and

ALFRED LIN

Dated as of JULY 22, 2009

i

(Continued)

(Continued)

(Continued)

Page
Section 10.12	Enforcement	89
Section 10.13	Currency	89
Section 10.14	Severability	89
Section 10.15	Waiver of Jury Trial	90
Section 10.16	Counterparts	90
Section 10.17	Facsimile Signature	90
Section 10.18	Time of Essence	90
Section 10.19	No Presumption Against Drafting Party	90

Exhibits and Schedules

Exhibit A	Form of Voting Agreement
Exhibit B-1	Form of Non-Compete Agreement-A
Exhibit B-2	Form of Non-Compete Agreement-B
Exhibit B-3	Form of Non-Compete Agreement-C
Exhibit B-4	Non-Compete Persons
Exhibit C	Form of Escrow Agreement
Exhibit D	Key Employees
Exhibit E	Company Knowledge
Exhibit F	Form of Letter of Transmittal
Exhibit G	Disclosure Memorandum
Exhibit H-1	Gibson, Dunn & Crutcher LLP Required Legal Opinions
Exhibit H-2	Fenwick & West LLP Required Legal Opinions
Exhibit I	Form of Option Consent
Exhibit J	Open Source Licenses

Schedule 2.9	Options Not Assumed
Schedule 5.1	Operating Conditions
Schedule 5.10(b)	Third Party Consents
Schedule 7.3(b)	Required Third Party Consents
Schedule 8.2(a)	Disclosure Updates

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2009 (this “Agreement”), is among Amazon.com, Inc., a Delaware corporation (the “Parent”), Zeta Acquisition, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Zappos.com, Inc., a California corporation (the “Company”) and Alfred Lin, solely in his capacity as the initial Shareholder Representative hereunder.

RECITALS

A. The Boards of Directors of each of Parent, the Company and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective shareholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Law of the State of Delaware (the “DGCL”) and the Law of the State of California (the “California Law”).

B. As a condition to and concurrently with the execution of this Agreement, shareholders that are Affiliates of the Company representing a majority of the outstanding shares of Company Common Stock, on a fully diluted basis, a majority of the outstanding shares of Preferred Stock, and a majority of the outstanding shares of Series E Preferred Stock and Series F Preferred Stock collectively have entered into a voting agreement substantially in the form of Exhibit A (the “Voting Agreement”) pursuant to which such shareholders have agreed to vote their shares in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

C. As a condition to and concurrently with the execution of this Agreement, Parent and each Key Employee have entered into a retention agreement.

D. A portion of the shares of Parent Common Stock to be issued by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which shares shall be contingent upon certain events and conditions, all as set forth in Article VIII hereof.

E. As a condition to and concurrently with the execution of this Agreement, certain Key Employees and other Shareholders of the Company set forth on Exhibit B-4 attached hereto are, concurrently with the execution of this Agreement, entering into non-competition agreements with Parent or the Company (each, a “Non-Competition Agreement”) substantially in the form of Exhibit B-1, Exhibit B-2 or Exhibit B-3, in each case to become effective upon the Closing.

F. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and hereby is, adopted as a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement: “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliated Group” means any combined, consolidated, unitary or similar group defined under state, local or foreign income Tax Law.

“Aggregate Exercise Amount” means the lesser of (a) $35,000,000 and (b) the aggregate exercise price of all Stock Purchase Rights, whether vested or unvested outstanding as of the Closing and that remain unexercised as of the Closing, plus the aggregate exercise price of all Stock Purchase Rights exercised between June 8, 2009 and the Effective Time.

“Aggregate Series E Liquidation Preferences” means an amount equal to the product of (A) the total number of shares of Series E Preferred Stock outstanding at the Effective Time multiplied by (B) $24.64.

“Aggregate Series F Liquidation Preferences” means an amount equal to the product of (A) the total number of shares of Series F Preferred Stock outstanding at the Effective Time multiplied by (B) $24.642.

“Assumed Debt” means $52,000,000.

“Books and Records” means (a) all copies, print outs, disks, hard drives and other tangible manifestations in any form or format, electronic or otherwise, complete or partial, of the Company IP or any of it; and (b) all of the Company’s books and records (including all disks, tapes and other forms of media or data storage) relating to the business of the Company as of the close of business on the date hereof, including all of the Company’s current and in process marketing information and procedures, and advertising and promotional materials.

“Breach” or “Breached” A “Breach” of a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will occur, and a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will have been “Breached,” if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation or other provision; or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, certification, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, occurrence or circumstance.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the cities of Seattle, Washington or Henderson, Nevada.

“Bylaws” with respect to the Company, means the Amended and Restated Bylaws of the Company, dated as of April 1, 2003, as amended as of April 11, 2007, as the same shall be amended after the date hereof.

“Capital Stock” means the Company Common Stock and the Preferred Stock.

“Charter” with respect to the Company, means the Seventh Amended and Restated Articles of Incorporation of the Company, filed with the Secretary of State of the State of California on June 28, 2005, as amended as of August 9, 2005, and November 14, 2005, as the same shall be amended after the date hereof.

“Claim” means any claim, demand, cause of action, suit, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal).

“COBRA” means the health care continuation provision of the Consolidated Omnibus Budget Reconciliation Act of 1985, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“Code” means the Internal Revenue Code of 1986, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Common Exchange Ratio” is equal to the Common Merger Consideration Per Share divided by the Parent Stock Price.

“Common Merger Consideration” means the Total Merger Consideration minus the Preferred Merger Consideration.

“Common Merger Consideration Per Share” means the Common Merger Consideration divided by the Fully Diluted Common Shares.

“Company Intellectual Property” means all artwork, audiovisual works, images, graphics, photographs, literary works, performances, music, sounds, content, computer programs, software, source code, object code, algorithms, techniques, concepts, know-how, methods, customer lists, supplier lists, databases, data collections, information, specifications, trademarks, service marks, trade dress, brands, logos, marketing materials, domain names, URLs, user interfaces, websites, inventions (whether or not patentable), invention disclosures, discoveries, designs and other intellectual property owned (or purported to be owned), used or licensed (whether as licensor or licensee) by the Company or any Subsidiary thereof. For avoidance of doubt, Company Intellectual Property does not include any intellectual property rights or proprietary rights in intellectual property.

“Company Intellectual Property Rights” means all intellectual property rights and proprietary rights worldwide owned (or purported to be owned), used or licensed (whether as licensor or licensee) by the Company or any Subsidiary thereof, including any and all foreign and domestic trade names, trademarks, service marks, trade dress rights, domain names, copyrights, moral rights (including rights of attribution and integrity), publicity rights, privacy rights, trade secret rights, rights in mask works, rights in databases, patents, and patent rights and all associated rights and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution, unfair trade practice or otherwise associated therewith.

“Company-Owned IP” means Company IP that is owned by the Company or any Subsidiary thereof.

“Consenting Optionholder” means each Optionholder that executes an Option Consent.

“Contracts” means all legally binding contracts, agreements, permissions, consents, leases, licenses, releases, covenants not to sue, commitments, arrangements, undertakings and understandings, oral or written, including purchase orders, security agreements, publication contracts, license agreements, sublicense agreements, website terms of service, software development agreements, service agreements, independent contractor agreements, freelancer agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements, co-marketing/content agreements, membership agreements and instruments relating to the borrowing of money.

“control,” including the terms “controlled by” and “under common control with,” means, for the purposes of the definition of Affiliate, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Debt” means any and all debt and other obligations (including principal and accrued but unpaid interest) for borrowed money owed by the Company and its Subsidiaries.

“DOL” means the United States Department of Labor.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit plan, program, policy, practice, contract, agreement, fund or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any ERISA Affiliate or to which the Company, any of its Subsidiaries, or any ERISA Affiliate is a

party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company, any of its Subsidiaries, or any ERISA Affiliate (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company, any of its Subsidiaries, or any ERISA Affiliate has (or could have) any obligation or liability (contingent or otherwise).

“Encumbrance” means liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind.

“Environmental Laws” means all foreign, federal, state, county and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), codes, permits, licenses, orders, decrees, judgments, guidelines, standards, policies and other requirements of governmental authorities, whether existing as of the Closing Date or at any time prior to the Closing Date, relating to the protection of human health, safety, natural resources or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Mellon Investor Services, LLC, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Shareholder Representative and the Escrow Agent, substantially in the form of Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exploit” or “Exploitation” means to use, reproduce, modify, display, market, import, manufacture, perform, publish, transmit, broadcast, sell, distribute, create improvements or derivative works based upon, otherwise exploit, or authorize any third party to do any of the foregoing.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fully Diluted Common Shares” means the aggregate number, without duplication, of Shares (other than Shares to be cancelled in accordance with Section 2.7(b)) and Share equivalents (including Company Options, warrants and all other all Stock Purchase Rights, other than all shares of Preferred Stock not converted to Common Stock in connection with the transactions contemplated by this Agreement) outstanding immediately prior to the Effective Time, including for purposes of this computation the aggregate number of Shares issuable upon the exercise in full of all Company Options, warrants or other Stock Purchase Rights, immediately prior to the Effective Time, whether or not vested or currently exercisable other than any shares of Preferred Stock.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Body” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Materials” means all chemicals, materials, substances or wastes that are regulated, designated, defined or included in any definition under any Environmental Laws as dangerous, hazardous, radioactive, infectious or toxic or as a pollutant or contaminant, including asbestos or asbestos-containing materials, petroleum or petroleum products, polychlorinated biphenyls and urea formaldehyde.

“HIPAA” means, the Health Insurance Portability and Accountability Act of 1996, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indemnifying Shareholder” means (i) each Shareholder that is not, nor could become, a holder of Dissenting Shares, (ii) each Shareholder who following the Effective Time loses, or relinquishes, his/her/its right to be a dissenting shareholder in accordance with Chapter 13 of the CGCL, and (iii) each Consenting Optionholder that exercises any Parent Option prior to February 28, 2011, but only with respect to such shares of Parent Common Stock deposited into the Indemnity Escrow Fund.

“Indemnity Escrow Amount” means (a) if immediately prior to the Effective Time the total number of issued and outstanding shares of Capital Stock that are, or could become, Dissenting Shares is less than 5% of the total issued and outstanding shares of Capital Stock at the Effective Time, that number of shares of Parent Common Stock equal to ten percent (10%) of the shares of Parent Common Stock issuable pursuant to Section 2.7(a), or (b) if immediately prior to the Effective Time the total number of issued and outstanding shares of Capital Stock that are, or could become, Dissenting Shares is equal to or greater than 5% of the total outstanding shares of Capital Stock at the Effective Time, that number of shares of Parent Common Stock that would be equal to ten percent (10%) of the shares of Parent Common Stock that would have been issuable pursuant to Section 2.7(a) if there were no issued and outstanding shares of Capital Stock that were, or could become, Dissenting Shares as of immediately prior to the Effective Time.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Indemnity Escrow Ratio” means (a) if immediately prior to the Effective Time the total number of issued and outstanding shares of Capital Stock that are, or could become, Dissenting Shares is less than 5% of the total issued and outstanding shares of Company Capital Stock at the Effective Time, 0.10, or (b) if immediately prior to the Effective Time the total number of issued and outstanding shares of Capital Stock that are, or could become, Dissenting Shares is equal to or greater than 5% of the total issued and outstanding shares of Company Capital Stock at the Effective Time, a ratio equal of (x) 0.10 multiplied by the ratio equal to (y) the total number of issued and outstanding shares of Capital Stock of the Company as of immediately prior to the Effective Time on a fully diluted basis (i.e., inclusive of Stock Purchase Rights) divided by (A) the total number of issued and outstanding shares of Capital Stock of the Company as of immediately prior to the Effective Time on a fully diluted basis (i.e., inclusive of Stock Purchase Rights) minus (B) the total number of issued and outstanding shares of Capital Stock of the Company that were, or could become, Dissenting Shares as of immediately prior to the Effective Time.

“Investment Asset” means all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means each employee of Company listed on Exhibit D hereto.

“Knowledge” with respect to any Person, means the knowledge of a Person, after due inquiry. Knowledge of a Person that is not a natural Person shall mean the knowledge of each executive officer of such Person, and with respect to the Company shall also include the individuals set forth on Exhibit E, provided that for purposes of determining “knowledge” of such executive officers of the Company and those individuals set forth on Exhibit E, knowledge shall be deemed to include written and electronic records that are or were in each such individual’s possession (including emails), though only if such written and electronic records would be reasonably expected to be reviewed by such individual in the customary performance of such individuals duties and responsibilities for the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Body.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Lock-Up Holder” means each of Anthony Hsieh, Alfred Lin and Fred Mossler.

“Material Adverse Effect” means any event, change, circumstance, occurrence, or effect that is or would reasonably be expected to be materially adverse to the business, assets,

liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole (for which Parent shall bear the burden of proof), except to the extent that any such event, change, circumstance, occurrence, or effect is caused by: (a) changes in general economic conditions (provided that such changes do not affect Company in a substantially disproportionate manner relative to its competitors), (b) changes affecting the industry generally in which the Company operates (provided that such changes do not affect Company in a substantially disproportionate manner relative to its competitors), (c) changes in applicable laws or accounting principles after the date hereof (provided that such changes do not affect Company in a substantially disproportionate manner relative to its competitors), (d) the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships, but each only to the extent demonstrated to have been caused by such announcement), or (e) compliance with the terms of, or the taking of any action required by, this Agreement, provided that the Company shall bear the burden of proof that any such event, change, circumstance, occurrence, or effect was caused by any of (a) through (e).

“Operative Documents” means the Voting Agreement, the Non-Compete Agreements, the Escrow Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Option Consent” means an option consent agreement signed by an Optionholder, in the form of Exhibit I, pursuant to which such Optionholder, effective upon the Closing:

(a) agrees to be bound by the indemnification provisions of Article VIII of this Agreement and the Escrow Agreement,

(b) agrees that if such Optionholder exercises any Parent Option prior to February 28, 2011, (i) 10% or (ii) if immediately prior to the Effective Time the total number of issued and outstanding shares of Capital Stock that are, or could become, Dissenting Shares is equal to or greater than 5% of the total issued and outstanding shares of Capital Stock as of the Effective Time, the percentage equivalent of the Indemnity Escrow Ratio (rounded up to the nearest one-hundredth of a percent), of the shares of Parent Common Stock issued in connection with such exercise shall be deposited into the Indemnity Escrow Fund on behalf of such Optionholder and shall be held on behalf of such Optionholder as if he or she were a Shareholder at the Effective Time,

(c) agrees that if Parent shall be entitled to indemnification pursuant to Article VIII (whether before or after any such exercise), such Optionholder’s several portion of such indemnification obligation shall be satisfied by forfeiture and cancellation of Parent Options equal to (x) 10% or (y) if immediately prior to the Effective Time the total number of issued and outstanding shares of Capital Stock that are, or could become, Dissenting Shares is equal to or greater than 5% of the total issued and outstanding shares of Capital Stock at the Effective Time, the percentage equivalent of the Indemnity Escrow Ratio (rounded up to the nearest one-hundredth of a percent) of such Optionholder’s Parent Options, provided that an additional number of Parent Options having an intrinsic value (calculated as the difference between the closing trading price of Parent Common Stock on the date prior to the date of such forfeiture and the exercise price of such Parent Option) equal to the exercise price of such cancelled Parent Options shall also be forfeited and cancelled in order to satisfy the unpaid exercise price of any such forfeited Parent Options,

(d) appoints the Shareholder Representative pursuant to Section 2.12 as such Optionholders representative and attorney-in-fact, and

(e) if applicable under the terms of any Stock Purchase Right between the Company and an Optionholder, agrees to waive the ability to early exercise any Stock Purchase Rights (including any such early exercise prior to the Closing).

“Optionholder” means each Person who holds a Stock Purchase Right immediately prior to the Effective Time that is not otherwise converted into Company Common Stock immediately prior to the Merger.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Parent Stock Price” means $81.09.

“Permitted Acquisitions” means the potential acquisitions disclosed to and approved by Parent in writing.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes that are being contested in good faith by appropriate proceedings and are either (i) reflected as liabilities in the Interim Balance Sheet in accordance with GAAP, or (ii) described in detail in Schedule 3.8(b) of the Disclosure Memorandum; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods.

“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Body or regulatory authority.

“Personal Property” means all tangible personal property owned, leased or rented by the Company or any of its Subsidiaries. For avoidance of doubt, Personal Property does not include Company Intellectual Property Rights.

“Pre-Closing Tax Periods” means collectively, all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date of all Straddle Periods.

“Preferred Merger Consideration” means, without duplication, the aggregate dollar value of (a) all consideration paid to the holders of shares of Preferred Stock pursuant to Section 2.7(a)(ii) through (a)(vii) in respect of their shares of Preferred Stock, plus (b) all consideration which would have been paid pursuant to Section 2.7(a)(ii) through (a)(vii) with respect to any shares of Preferred Stock that were, or could become, Dissenting Shares as of the Effective Time, if no such shares of Preferred Stock were, or could become, Dissenting Shares as of the Effective Time.

“Related Party” with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves or within the past three years has served as a director, executive officer, general partner, member or in a similar capacity of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series E Aggregate Transaction Expenses” means an amount equal to the product of (a) the Series E Transaction Expense Ratio multiplied by (b) Transaction Expenses set forth on the Schedule of Expenses.

“Series E Per Share Transaction Expenses” means an amount equal to (a) the Series E Aggregate Transaction Expenses divided by (b) the total number of shares of Series E Preferred Stock outstanding at the Effective Time, provided that if any share of Series E Preferred Stock outstanding at the Effective Time and not otherwise converted into Common Stock, did not vote in favor of the Merger, the Series E Per Share Transaction Expenses shall be zero.

“Series E Transaction Expense Ratio” means an amount equal to (a) the Aggregate Series E Liquidation Preferences divided by (b) the sum of (i) $786,000,000 and (ii) the Aggregate Exercise Amount.

“Series F Aggregate Transaction Expenses” means an amount equal to the product of (a) the Series F Transaction Expense Ratio multiplied by (b) Transaction Expenses set forth on the Schedule of Expenses.

“Series F Per Share Transaction Expenses” means an amount equal to (a) the Series F Aggregate Transaction Expenses divided by (b) the total number of shares of Series F Preferred Stock outstanding at the Effective Time, provided that if any share of Series F Preferred Stock outstanding at the Effective Time and not otherwise converted into Common Stock, did not vote in favor of the Merger, the Series F Per Share Transaction Expenses shall be zero.

“Series F Transaction Expense Ratio” means an amount equal to (a) the Aggregate Series F Liquidation Preferences divided by (b) the sum of (i) $786,000,000 and (ii) the Aggregate Exercise Amount.

“Shareholder” means the beneficial owner of any share of Company Common Stock or Preferred Stock.

“Shareholder Representative Expense Fund” means a fund to be established with the Escrow Agent, which shall not be part of the Indemnity Escrow Fund, to be used to reimburse the Shareholder Representative for expenses incurred by the Shareholder Representative in performing its duties hereunder (including legal fees and expenses related thereto).

“Shareholder Representative Expense Fund Amount” means that number of shares of Parent Common Stock equal to 0.15% of the shares of Parent Common Stock issuable pursuant to Section 2.7(a).

“Shareholder Representative Expense Fund Ratio” means 0.15%.

“Straddle Period” means each taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax Returns” means any report, return, statement, election, notification or other written information or document, including any schedules or attachments thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, a taxing authority in connection with Taxes.

“Tax” (and, in the plural, “Taxes”) means any and all (a) domestic or foreign federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, business and occupation, license, excise, escheat, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property or similar laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of law (including Treasury Regulation § 1.1502-6) or otherwise.

“Third Party IP” means Company IP that is not owned by the Company or any Subsidiary thereof.

“Total Merger Consideration” means the aggregate of (a) $838,000,000, minus (b) the Assumed Debt, plus (c) the Aggregate Exercise Amount, minus (d) the lesser of $15,000,000, and the Transaction Expenses set forth on the Schedule of Expenses.

“Transaction Expenses” means the aggregate of (a) all fees and expenses payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the Operative Documents, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons not engaged by Parent or Merger Sub, and (b) the cost of the Tail Policy. Under no circumstances shall Transaction Expenses include any fees and expenses other than fees and expenses of the Company and its Subsidiaries that are solely and directly related to the Merger as provided in IRS Revenue Ruling 73-54.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquisition Proposal	5.3
Agreement	Preamble
Agreement of Merger	2.2(b)
California Law	Recitals
Certificates	2.10(b)
CGCL	2.3
Closing	2.2(a)
Closing Date	2.2(a)
Common Stock Transaction	2.13(a)
Company	Preamble
Company Balance Sheet	3.6(a)
Company Common Stock	3.3(a)
Company IP	3.16(a)
Company IP Registrations	3.16(g)
Company Option	2.9(a)
Company Shareholder Approval	3.2
Company Stock Plan	2.9(a)
Confidentiality Agreement	5.9

Definition	Location
Consideration Spreadsheet	5.16
Core Representations	8.1(a)
Deductible	8.5
DGCL	Recitals
Disclosed Tax	8.2(e)
Disclosure Memorandum	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Excess Parent Common Stock	8.7(g)
Exchange Agent	2.10(a)
Exchange Fund	2.10(a)
Financial Statements	3.6(a)
Foreign Plan	3.15(m)
Form S-4	5.5
HSR Act	3.5
Inbound Licenses	3.16(b)(i)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Insured Party	5.12(a)
Intellectual Property Agreements	3.16(b)
Interim Balance Sheet	3.6(a)
Interim Financial Statements	3.6(a)
Letter of Transmittal	2.10(b)
Locked-Up Shares	2.13(a)
Lock-Up Period	2.13(a)
Losses	8.2
Majority Holders	2.12(b)
Material Contract	3.10(a)
Merger	Recitals
Merger Sub	Preamble
New Law	8.2
Non-Competition Agreement	Recitals
Officer’s Certificate	8.4(c)
Open Source Licenses	3.16(m)
Open Source Software	3.16(m)
Outbound Licenses	3.16(b)(ii)
Parent	Preamble
Parent Common Stock	2.7(a)(i)
Parent Option	2.9(a)
Preferred Stock	3.3(a)
Preferred Stock Conversion	5.13
Privacy Statement	3.16(l)
Quarterly Financials	3.6(a)
Real Property	3.9(a)
Relinquishing Shareholder	8.7(b)

Definition	Location
Representatives	5.2
Schedule of Expenses	2.10(k)
SEC Reports	4.4
Series A Preferred Stock	3.3(b)
Series B Preferred Stock	3.3(b)
Series C Preferred Stock	3.3(b)
Series D Preferred Stock	3.3(b)
Series E Preferred Stock	3.3(b)
Series F Preferred Stock	3.3(b)
Share	2.7(a)(i)
Shareholder Meeting	5.4
Shareholder Representative	2.12(a)
Special Matters	8.5(a)(vi)
Specified Representations	7.3(a)
Stock Purchase Rights	3.3(c)
Surviving Corporation	2.1
Tail Policy	5.12(a)
Third Party Claim	8.4(a)
Voting Agreement	Recitals

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with California Law, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of California, as a wholly owned Subsidiary of Parent and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 555 Mission Street, San Francisco, California, at 10:00 a.m., pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At the Closing, the parties shall cause an agreement of merger and other appropriate documents to be executed and filed with the Secretary of State of the State of California (in any such case, the “Agreement of Merger”), executed in accordance with the relevant provisions of California Law. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in Section 1107 of the California General Corporation Law (the “CGCL” ) and any other applicable provisions of California Law.

Section 2.4 Charter and Bylaws. At the Effective Time, (a) the charter of the Company will be amended and restated to read the same as the charter of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation reflected therein shall be Zappos.com, Inc., and as so amended shall be the charter of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of the Company will be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation reflected therein shall be Zappos.com, Inc., and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Subject to Section 2.8:

(i) each share of Company Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.7(b) or shares that could become Dissenting Shares) shall thereupon be converted into and become exchangeable for the number of shares of common stock, par value $ 0.01 per share of Parent (“Parent Common Stock”) equal to the Common Exchange Ratio;

(ii) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time if not otherwise converted into Company Common Stock (other than shares of Series A Preferred Stock to be canceled in accordance with Section 2.7(b) or shares that could become Dissenting Shares) shall thereupon be converted into and become exchangeable for the number of shares of Parent Common Stock equal to (A) $0.10, divided by (B) the Parent Stock Price;

(iii) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time if not otherwise converted into Company Common Stock (other than shares of Series B Preferred Stock to be canceled in accordance with Section 2.7(b) or shares that could become Dissenting Shares) shall thereupon be converted into and become exchangeable for the number of shares of Parent Common Stock equal to (A) $0.1949, divided by (B) the Parent Stock Price;

(iv) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time if not otherwise converted into Company Common Stock (other than shares of Series C Preferred Stock to be canceled in accordance with Section 2.7(b) or shares that could become Dissenting Shares) shall thereupon be converted into and become exchangeable for the number of shares of Parent Common Stock equal to (A) $0.45273, divided by (B) the Parent Stock Price;

(v) each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time if not otherwise converted into Company Common Stock (other than shares of Series D Preferred Stock to be canceled in accordance with Section 2.7(b) or shares that could become Dissenting Shares) shall thereupon be converted into and become exchangeable for the number of shares of Parent Common Stock equal to (A) $0.7910, divided by (B) the Parent Stock Price;

(vi) each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time if not otherwise converted into Company Common Stock (other than shares of Series E Preferred Stock to be canceled in accordance with Section 2.7(b) or shares that could become Dissenting Shares) shall thereupon be converted into and become exchangeable for the number of shares of Parent Common Stock equal to (A) $24.64 minus the Series E Per Share Transaction Expenses, divided by (B) the Parent Stock Price; and

(vii) each share of Series F Preferred Stock issued and outstanding immediately prior to the Effective Time if not otherwise converted into Company Common Stock (other than shares of Series F Preferred Stock to be canceled in accordance with Section 2.7(b) or shares that could become Dissenting Shares) shall thereupon be converted into and become exchangeable for the number of shares of Parent Common Stock equal to (A) $24.642 minus the Series F Per Share Transaction Expenses, divided by (B) the Parent Stock Price.

(b) Each share of Capital Stock held in the treasury of the Company or owned, directly or indirectly, by the Company, or any of the Company’s wholly-owned Subsidiaries, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) The Common Exchange Ratio, the Parent Stock Price, the Common Merger Consideration Per Share, and the shares of Parent Common Stock issuable to the holders of Preferred Stock pursuant to Section 2.7(a) shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, dividend (whether stock or cash) or distribution of securities convertible into Company Common Stock, Preferred Stock, or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock, Preferred Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time.

(e) In no event will the number of shares of Parent Common Stock to be issued in exchange for and upon conversion of all outstanding shares of Capital Stock, all Company Options and all other Stock Purchase Rights be greater than the quotient of Total Merger Consideration divided by the Parent Stock Price (except, if applicable, as a result of adjustments made pursuant to Section 2.7(d)).

(f) Notwithstanding anything to the contrary contained in Sections 2.7(a)(i) through 2.7(a)(vii), at the Effective Time, each Shareholder will be deemed to have received, and hereby authorizes Parent’s deposit with the Escrow Agent (i) that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock to which such Shareholder is entitled pursuant to Sections 2.7(a)(i) through(a)(vii) multiplied by the Indemnity Escrow Ratio (plus any additional shares as may be issued after the Effective Time with respect to the shares constituting the Indemnity Escrow Amount upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) to be deposited into the Indemnity Escrow Fund, and (ii) that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock to which such Shareholder is entitled pursuant to Sections 2.7(a)(i) through (a)(vii) multiplied by the Shareholders Representative Expense Fund Ratio (plus any additional shares as may be issued after the Effective Time with respect to the shares held in the Shareholder Representative Expense Fund upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) to be deposited into the Shareholder Representative Expense Fund. The shares of Parent Common Stock under (i) and (ii) to be deposited with the Escrow Agent shall be deducted from the shares of Parent Common Stock that such Shareholder would otherwise have been entitled to receive pursuant to Section 2.10(b) without any act of any such Shareholder.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock (other than any shares to be cancelled pursuant to Sections 2.7(b)) issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded that the Company purchase such shares in accordance with Chapter 13 of the CGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Common Merger Consideration or Preferred Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Common Merger Consideration or Preferred Merger Consideration, as applicable, if any, to which such holder is entitled. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of Capital Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to applicable Law and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under applicable Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands. Any payments with respect to Dissenting Shares shall first be made from cash on hand at the Company immediately before Closing.

Section 2.9 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each option (each, a “Company Option”) to purchase shares of Company Common Stock granted under the Zappos.com, Inc. 2009 Stock Plan (formerly known as the Zappos.com, Inc. 1999 Stock Plan) (the “Company Stock Plan”) other than such Company Options set forth on Schedule 2.9(a), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (each such converted option, a “Parent Option”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights) as were applicable under such Company Option as of immediately prior to the Effective Time, except to the extent that such terms were modified as a result of the Option Consent. The number of shares of Parent Common Stock subject to each such Parent Option shall be equal to (i) the number of shares of Company Common Stock subject to each Company Option immediately prior to the Effective Time multiplied by (ii) the Common Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (B) the Common Exchange Ratio; provided, that in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Company Option to which an exemption to Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. The Company shall take all action necessary so that prior to the Effective Time each outstanding Common Stock Option set forth on Schedule 2.9(a) shall be fully vested and exercisable. At the Effective Time each outstanding Common Stock Option set forth on Schedule 2.9(a) (whether vested or unvested) shall be cancelled and not assumed by Parent.

(b) Prior to the Effective Time, the Company shall take all commercially reasonable action necessary to enable the substitution of Parent Options for the Company Options under this Section 2.9. The Company shall ensure that following the Effective Time, no holder of a Company Option (or former holder of a Company Option) or any participant in any Company Stock Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(c) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options as a result of the actions contemplated by this Section 2.9. As soon as practicable following the Effective Time, and in any event within ten Business Days thereof, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding and the exercise thereof or sales of such related shares of Parent Common Stock requires such registration.

Section 2.10 Exchange of Shares.

(a) Promptly after the Effective Time (and in any event within five Business Days thereafter), Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock issuable pursuant to Section 2.7(a) or otherwise make available book entry shares of Parent Common Stock, provided that, on behalf of the Shareholders, Parent shall withhold from such shares of Parent Common Stock a number of such shares equal to the sum of (i) the Indemnity Escrow Amount, and (ii) the Shareholder Representative Expense Fund

Amount. The shares referred to in (i) shall be deposited by Parent in the Indemnity Escrow Fund and the shares referred to in (ii) shall be deposited by Parent with the Escrow Agent in the segregated Shareholder Representative Expense Fund. In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.10(c) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.10(e). All certificates representing shares of Parent Common Stock and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b) Parent and the Surviving Corporation shall use commercially reasonable efforts to cause the Exchange Agent to mail, within five Business Days after the Closing Date or such shorter period as is reasonably practicable, to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Capital Stock which were converted into the right to receive the Parent Common Stock with respect thereto, any dividends or distributions payable pursuant to Section 2.10(c) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.10(e): (i) a form of letter of transmittal in substantially the form attached hereto as Exhibit F (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the shares of Parent Common Stock payable with respect thereto, any dividends or distributions payable pursuant to Section 2.10(c) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.10(e). Upon surrender of a Certificate to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as the Exchange Agent may reasonably require that are referenced in the Letter of Transmittal or which are otherwise reasonably necessary due to the particular circumstances of the submitting Shareholder, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock (after taking into account all shares of Company Capital Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Capital Stock shall have become entitled pursuant to the provisions of Section 2.7(a) net of any amounts deposited with the Escrow Agent pursuant to Section 2.7(f) (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or distributions payable pursuant to Section 2.10(c) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.10(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Certificate representing shares of Capital Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the

Exchange Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the shares of Parent Common Stock payable in respect of shares of Capital Stock theretofore represented by such Certificate, any dividends or distributions payable pursuant to Section 2.10(c) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.10(e). No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates.

(c) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.10(e), in each case until the holder thereof shall surrender such Certificate in accordance with this Article II. Promptly following the surrender of a Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.10(e).

(d) The shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 2.10(c) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.10(e) issued and paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Capital Stock formerly represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer, such shall be canceled and exchanged as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former Shareholder who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (aggregating all shares of Capital Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.7(a) and Section 2.7(f) by (ii) the Parent Stock Price.

(f) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for payment of the shares of Parent Common Stock, any unpaid dividends or other distributions payable pursuant to Section 2.10(c) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.10(e).

(g) None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate shares of Parent Common Stock payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.10(c) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.10(e).

(j) Promptly after the Effective Time, Parent shall deposit or cause to be deposited the Indemnity Escrow Amount and the Shareholder Representative Expense Fund Amount with the Escrow Agent. The Indemnity Escrow Fund and the Shareholder Representative Expense Fund shall be held and distributed as provided in the Escrow Agreement and this Agreement.

(k) Three Business Days prior to the intended Closing Date, the Company will provide to Parent an itemized schedule (the “Schedule of Expenses”) containing (i) a true and complete list of all Transaction Expenses that have been paid (or for which bills have been received) or shall have, in the good faith estimate of the Company, been paid as of the Closing Date, (ii) a good faith estimate of all such additional Transaction Expenses that have been incurred or shall have been incurred as of the Closing Date but are not reflected in clause (i) hereof, and (iii) a good faith estimate of all additional Transaction Expenses that are expected to be incurred after the Closing

Date, together with a certificate of an authorized officer of the Company certifying the accuracy and completeness of the Schedule of Expenses (subject to such good faith estimates). The Schedule of Expenses shall include a good faith estimate of all fees and expenses of Fenwick & West LLP, PricewaterhouseCoopers and Morgan Stanley & Co. for services rendered. Any Transaction Expenses in excess of the amount estimated therefor in the Schedule of Expenses shall be recoverable by Parent from the Indemnity Escrow Fund and from Consenting Optionholders by forfeiture of Company Options pursuant to the Option Consents. Fees and expenses fees incurred by or on behalf of any Shareholder, other than Transaction Expenses, shall not be paid by Parent, the Surviving Corporation or any Affiliate thereof.

Section 2.11 Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Body by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.12 Shareholder Representative.

(a) Immediately upon the approval of this Agreement by the requisite vote or written consent of the Shareholders, each Shareholder, and upon the execution of an Option Consent, the Consenting Optionholder executing such Option Consent, shall be deemed to have consented to the appointment of Alfred Lin as such Shareholder’s and Consenting Optionholder’s, as applicable, representative and attorney-in-fact (the “Shareholder Representative”), with full power of substitution to act on behalf of the Shareholders and Consenting Optionholders to the extent and in the manner set forth in this Agreement and the Escrow Agreement. All decisions, actions, consents and instructions by the Shareholder Representative shall be binding upon all of the Shareholders and Consenting Optionholders, and no Shareholder or Consenting Optionholder shall have the right to object to, dissent from, protest or otherwise contest the same. Parent and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Shareholder Representative as being the decision, action, consent or instruction of the Shareholders and Consenting Optionholders, and Parent and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(b) The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Shareholders holding a majority of the aggregate shares of Capital Stock at the Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Shareholder Representative, a new Shareholder Representative, that was either a former holder of Capital Stock or is a natural person who manages a Person that was a former holder of Capital Stock, shall be appointed by the vote or written consent of the Majority

Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Parent and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Parent and, after the Effective Time, the Surviving Corporation; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Shareholder Representative as described in Section 2.12(a). Any expenses incurred by the Shareholder Representative in performing its duties hereunder (including legal fees and expenses related thereto) and any indemnification in favor of the Shareholder Representative shall be payable out of the Shareholder Representative Expense Fund and, to the extent such expenses exceed the amount available from such fund, shall be borne by the Shareholders and Consenting Optionholders.

(c) The Shareholder Representative shall not be liable to the Shareholders or Consenting Optionholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or fraud. Except in cases where a court of competent jurisdiction has made such a finding, the Shareholders and Consenting Optionholders shall jointly and severally indemnify and hold harmless the Shareholder Representative from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with his activities as Shareholder Representative under this Agreement, the Escrow Agreement or otherwise, to the extent that such losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements are not fully satisfied by the Shareholder Representative Expense Fund.

(d) The approval of this Agreement by the requisite vote or written consent of Shareholders required by the Charter and applicable Law and execution of the Option Consents shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated under this Agreement and to the provisions hereof binding upon the Shareholders and Consenting Optionholders, including, without limitation, Article VIII.

Section 2.13 Lock-Up.

(a) Except as otherwise provided for herein, each Lock-Up Holder will be prohibited during the period commencing on the Closing Date and ending on date of the one year anniversary of Closing Date (the “Lock-Up Period”) from directly or indirectly: (i) offering, pledging, selling or contracting to sell any shares of Parent Common Stock acquired pursuant to Section 2.7(a) or received upon the assumption or conversion of any Company Options (the “Locked-Up Shares”); (ii) offering, pledging, selling or contracting to sell any option to purchase any shares of Parent Common Stock; (iii) granting any option, right or warrant for the sale of any shares of Parent Common Stock; (iv) lending or otherwise disposing of or transferring (or entering into any transaction or device designed to, or that could be expected to, result in the disposition by any Person at any time in the future of) any Locked-Up Shares, or securities convertible into or exercisable or exchangeable for Locked-Up Shares; (v) entering into a swap or other derivatives transaction or agreement that transfers, in whole or in part (directly or indirectly), the economic consequences of ownership of any Locked-Up Shares, whether any such swap or transaction described in clauses (i) through (v) is to be settled by delivery of shares of Locked-Up Shares or other securities, in cash or otherwise, or (vi) announcing his, her or its intention to do any of the foregoing (any of the transactions described in clauses (i) through (vi), a “Common Stock Transaction”); provided, that, subject to any other applicable restrictions including Parent’s insider trading policy, during the period commencing on the Closing Date and ending on the date of the one year anniversary of Closing Date, a Lock-Up Holder may enter into a Common Stock Transaction, or any other transaction, during each calendar quarter with respect to the sum of (A) up to 25% of the Locked-Up Shares received by such Lock-Up Holder (including with respect to any Parent Options received in exchange for Company Options), and (B) any Locked Up Shares (including with respect to any Parent Options received in exchange for Company Options) which were eligible to be the subject of Common Stock Transactions during any prior calendar quarter.

(b) For the avoidance of doubt, nothing contained in Section 2.13(a) shall prevent a Lock-Up Holder from, or restrict the ability of a Lock-Up Holder to, (i) purchase Parent Common Stock or other securities of Parent (ii) exercise any options or other convertible securities granted under Parent’s incentive plans or (iii) dispose of Locked-Up Shares which it beneficially owns (as such concept is defined pursuant to Rule 13d-3 of the Exchange Act) in connection with a transaction in which all other holders of Parent Common Stock are entitled to receive the same consideration for their shares of Parent Common Stock as would be received by the Lock-Up Holder.

(c) Notwithstanding the foregoing, each Lock-Up Holder shall be permitted to transfer Locked-Up Shares during the Lock-Up Period (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of such Lock-Up Holder or the Immediate Family of such Lock-Up Holder, (iii) by will or intestate succession, provided that, in each case, (A) each transferee (or trustee, as applicable) execute a lock-up agreement with the terms of this Section 2.13 pursuant to which these persons agree not to sell or transfer the Locked-Up Shares for the remainder of the Lock-Up Period and (B) any such transfer shall not involve a disposition for value.

(d) Each certificate representing Locked-Up Shares and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with legends in the following form (in addition to any other legends required under applicable securities Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH CERTAIN TERMS AND RESTRICTIONS OF AN AGREEMENT AND PLAN OF MERGER GOVERNING THE SHARES ACQUIRED BY THE STOCKHOLDER FROM THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(e) In furtherance of the foregoing, Parent, and any duly appointed transfer agent for the registration or transfer of the Lock-Up Shares, are hereby authorized to decline to make any transfer of the Lock-Up Shares if such transfer would constitute a violation or breach of this Section 2.13.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as is otherwise set forth in the corresponding sections or subsections in the Disclosure Memorandum attached hereto as Exhibit G (the “Disclosure Memorandum”) (each of which shall qualify the identified sections or subsections hereof to which such section or subsection of the Disclosure Memorandum relates and shall not qualify any other provision of this Agreement and shall not be deemed to be incorporated in any other schedule of the Disclosure Memorandum except to the extent that the relevance to such other section or subsection is otherwise reasonably apparent on the face of the Disclosure Memorandum), in order to induce Parent to enter into and perform this Agreement and the other Operative Documents to which Parent is a party, the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) as follows in this Article III.

Section 3.1 Organization. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on Schedule 3.1 to the Disclosure Memorandum; (b) has all requisite corporate power and authority to own, operate and lease its properties and assets, and to carry on its business as now conducted; and (c) is duly qualified or licensed as a foreign corporation to do business and is in good standing in each of the jurisdictions specified in Schedule 3.1 to the Disclosure Memorandum, which are the only jurisdictions in which the character of the properties occupied, owned or held under lease by it or the nature of its business makes such qualification or licensing necessary.

Section 3.2 Enforceability; Authority. All corporate action on the part of the Company and its directors, officers and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, the consummation of the transactions contemplated by this Agreement and the other Operative Documents to which the Company is a party, and the performance of all the Company’s obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken other than (i) approval of the Merger Agreement by a holders of a majority of all shares of Common Stock, (ii) approval of the Merger Agreement by holders of a majority of all shares of Preferred Stock, and (iii) approval of the Merger Agreement by holders of a majority of the Series E Preferred Stock and Series F Preferred Stock voting together (clauses (i)-(iii), collectively, the “Company Shareholder Approval”). This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the parties hereto and thereto other than the Company, this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (x) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (y) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Operative Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists solely of 60,000,000 shares of common stock, $0.001 par value (the “Company Common Stock”) and 35,997,223 shares of preferred stock, $0.001 par value (the “Preferred Stock”) of which (i) 1,550,000 shares have been designated Series A Preferred Stock, with a liquidation preference of $0.10 upon consummation of the Merger, (ii) 7,725,000 shares have been designated Series B Preferred Stock, with a liquidation preference of $0.1949 upon consummation of the Merger, (iii) 17,300,000 shares have been designated Series C Preferred Stock, with a liquidation preference of $0.45273 upon consummation of the Merger, (iv) 650,000 shares have been designated Series D Preferred Stock, with a liquidation preference of $0.7910 upon consummation of the Merger, (v) 5,000,000 shares have been designated Series E Preferred Stock, with a liquidation preference of $24.64 upon consummation of the Merger, (vi) 3,772,223 shares have been designated Series F Preferred Stock, with a liquidation preference of $24.642 upon consummation of the Merger.

(b) As of the date hereof, the issued and outstanding capital stock of the Company consists solely of (i) 21,469,674 shares of Company Common Stock, (ii) 1,490,500 shares of Company Series A Preferred Stock (the “Series A Preferred Stock”), (iii) 4,514,499 shares of Company Series B Preferred Stock (the “Series B Preferred Stock”), (iv) 10,295,572 shares of Company Series C Preferred Stock (the “Series C Preferred Stock”), (v) 427,633 shares of Company Series D Preferred Stock (the “Series D Preferred Stock”), (vi) 3,246,753 shares of Company Series E Preferred Stock (the “Series E Preferred Stock”), and (vii) 3,772,223 shares of Company Series F Preferred Stock (the “Series F Preferred Stock”), which are held of record and beneficially by the shareholders as set forth on Schedule 3.3(b) to the Disclosure Memorandum. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized and validly issued, fully paid and nonassessable, and in the case of its Subsidiaries except as set forth in Schedule 3.3(b) to the Disclosure Memorandum, each such share or other equity or ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been issued by the Company or its Subsidiary in compliance with all applicable federal, state and foreign laws. Except as set forth in Schedule 3.3(b) to the

Disclosure Memorandum, the Company has not repurchased or redeemed any shares of its Capital Stock since inception of the Company. The Company does not have any right or option to repurchase or redeem any shares of its Capital Stock. The Company has not declared any dividends since its inception.

(c) Other than as set forth on Schedule 3.3 to the Disclosure Memorandum, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, other rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company, any of the Company’s Subsidiaries, or to the Knowledge of the Company, any shareholder of the Company or Subsidiary of the Company, of any shares of the Company’s or any of its Subsidiaries’ capital stock or any securities or instruments convertible into or exchangeable for shares of the Company’s capital stock or any of the Company’s Subsidiaries’ capital stock (collectively, “Stock Purchase Rights”). Other than with respect to the Company Options set forth on Schedule 2.9(a), the Merger and the transactions related thereto will not accelerate or otherwise change the vesting provisions of any Stock Purchase Rights. Other than as set forth on Schedule 3.3 to the Disclosure Memorandum, all Company Stock Options are owned by current employees of the Company. There are no outstanding rights of refusal, rights of first offer, co-sale or tag-along rights, drag-along rights, registration rights or similar rights granted by the Company or any of its Subsidiaries with respect to the Company’s capital stock, any of the Company’s Subsidiaries capital stock, or Stock Purchase Rights.

(d) Other than the Voting Agreement, the Company is not a party or subject to any agreement or understanding, and to the Knowledge of the Company, there is no other agreement or understanding between or among any Persons to which the Company is not a party, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director or shareholder of the Company. The Company has no contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

(e) The information contained in the Consideration Spreadsheet will be true and correct as of the Closing Date and the allocation of the merger consideration set forth in the Consideration Spreadsheet will be consistent with the organizational documents of the Company and any applicable Contract.

Section 3.4 Equity Interests. Except for the Subsidiaries listed in Schedule 3.3 to the Disclosure Memorandum, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.5 No Approvals; No Conflicts. Except as described on Schedule 3.5 to the Disclosure Memorandum, the execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to the Company or any of its Subsidiaries; (b) require the Company or any of its Subsidiaries to file, seek, or obtain any notice, to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement and the Operative Documents to which the Company is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act“), (ii) the filing of the Agreement of Merger as required by applicable Law and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws; (c) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person including any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person required to be obtained or made in order to keep any Contract between such Person and the Company or any of its Subsidiaries in effect following the transactions contemplated by this Agreement or to provide that the Company or any of its Subsidiaries is not in breach or violation of any such Contract following the transactions contemplated by this Agreement by reason of the execution and delivery of, or the performance of its obligations under, this Agreement or the Operative Documents to which the Company is a party; (d) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which the Company or any of its Subsidiary is a party or by which it is bound or to which any assets of the Company or any of its Subsidiaries are subject, including the Contracts; (e) result in the creation of any Encumbrance on any assets of the Company; (f) conflict with or result in a breach of or constitute a default under any provision of the Charter or the Bylaws of the Company or any of its Subsidiaries; or (g) invalidate or adversely affect any permit, license or authorization used in the conduct of the businesses of the Company or any of its Subsidiaries.

Section 3.6 Financial Statements.

(a) The Company has delivered to Parent true and complete copies of the following financial statements and related materials, which are attached as Schedule 3.6(a) to the Disclosure Memorandum: (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2008, December 31, 2007 and December 31, 2006 and the related audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company by PricewaterhouseCoopers or Ernst & Young, LLP (collectively, the “Financial Statements”); (ii) unaudited quarterly financials of the Company and its Subsidiaries for the quarters ended March 31, 2009 and June 30, 2009, including the consolidated balance sheet, statement of income and expense, statement of cash flow and statement of shareholders’ equity of the Company and its Subsidiaries as of March 31, 2009 and June 30, 2009 (the “Quarterly Financials”);

and (iii) monthly unaudited financials of the Company and its Subsidiaries for each month of 2009 through June 30, 2009 (the “Interim Financial Statements”), including the unaudited consolidated balance sheet (the “Interim Balance Sheet”), statement of income and expense, statement of cash flow and statement of shareholders’ equity of the Company and its Subsidiaries, as of June 30, 2009. The Company has delivered or made available to Parent true and complete copies of all management letters and other correspondence received from the Company’s independent auditors since January 1, 2006 relating to the foregoing financial statements, accounting controls of the Company and all related matters. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2009, together with all related notes and schedules thereto, is herein referred to as the “Company Balance Sheet.” Each of the Financial Statements, the Quarterly Financials, the Interim Financial Statements, and the Interim Balance Sheet (x) are accurate, complete and consistent with the books and records of the Company and its Subsidiaries for the time therein presented; (y) have been prepared in conformity with GAAP on a basis consistent with prior accounting periods, subject in the case of the Quarterly Financials and the Interim Financial Statements to normal year end adjustments which are not material in amount or significance for such periods and except that any unaudited financial statements do not contain required footnotes; and (z) fairly present the consolidated financial position, results of operations and changes in financial position of the Company and its Subsidiaries as of the dates and for the periods indicated therein.

(b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (accrued, absolute, contingent or otherwise), whether known or unknown, except for any liabilities or obligations (i) that are fully reflected or reserved against in the Interim Balance Sheet, or are not otherwise required to be reflected or reserved against in the Interim Balance Sheet under GAAP, (ii) that will be Transaction Expenses, or (iii) that are or were incurred since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practice, that were for capital expenditures and are set forth in Schedule 3.6(b) to the Disclosure Memorandum or which otherwise do not exceed $500,000 individually or $1,000,000 in the aggregate. Except as disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries is a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Schedule 3.6(b) to the Disclosure Memorandum sets forth (i) all indebtedness and other similar obligations to the Company or its Subsidiaries of the shareholders, directors, officers or employees of each of the Company and its Subsidiaries, or any of their respective Affiliates, together with all amounts owed by such Persons in respect thereof; and (ii) all outstanding liabilities of each of the Company and its Subsidiaries with respect to any of their current or former shareholders, directors, officers, employees or consultants, or any of their respective Affiliates (other than ordinary course liabilities relating to salary and compensation for the current pay period, reimbursement of travel expenses, and director and officer indemnity agreements otherwise made available to Parent).

(c) Schedule 3.6(c) to the Disclosure Memorandum sets forth all outstanding Debt as of the date of this Agreement, in the aggregate and with respect to each Person entitled to payment of a portion of such Debt (with reference to the Contract pursuant to which such Debt is owed).

(d) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the Company’s and its Subsidiaries’ obligations are satisfied in a timely manner and as required under the terms of any Contract. The Company has no unremedied significant deficiencies or material weaknesses in the design or operation of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act). Except as otherwise disclosed in the Financial Statements or as required by GAAP, the Company has not made any material change in any method of accounting, accounting practice or policy or any internal control over financial reporting since January 1, 2008.

(e) Neither the Company nor any of its Subsidiaries has identified any incident of fraud since July 1, 2006 that involves any current or former directors, officers or employees of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or who otherwise are within the fifty most highly compensated employees of the Company (or were prior to such employee’s separation from the Company in the case of former employees).

(f) Schedule 3.6(f) to the Disclosure Memorandum lists all services currently being performed, or which have been performed within the last three years, by Ernst & Young, LLP for the Company and any persons currently employed by the Company in any accounting or finance function or position that were employed by Ernst & Young, LLP during the previous three years.

(g) Schedule 3.6(g) to the Disclosure Memorandum lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by the Company or any of its Subsidiaries since their respective inceptions.

Section 3.7 Absence of Certain Changes or Events. Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business and in a manner substantially consistent with past practice (other than, in the case of the conduct of the business of the Company and its subsidiaries after the date hereof, as may be effected by the taking of any action required by this Agreement), (b) neither the Company, nor any of its Subsidiaries, nor any of their respective officers or directors, in their representative capacities on behalf of the Company or any of its Subsidiaries, have taken any action that if taken between the date of this Agreement and the Closing would require the prior written consent of Parent pursuant to Section 5.1, and (c) there has not been a Material Adverse Effect.

Section 3.8 Taxes.

(a) Schedule 3.8(a) to the Disclosure Memorandum sets forth (i) all income Tax Returns filed by or on behalf of the Company and its Subsidiaries with any jurisdiction for which the applicable statute of limitations on assessment and collection has not expired, and (ii) all jurisdictions in which the Company or its Subsidiaries is required to file any income Tax Return, sales and use Tax Return, value added Tax Return, non-United States Tax Return and any other Tax Return that is material (and the type of Tax Return) following the date hereof for the current taxable period or the immediately preceding taxable period, consistent with past practices.

(b) The Company and each of its Subsidiaries (i) has timely filed on or before the applicable due date (taking into account valid extensions of time to file) with each appropriate Governmental Body all Tax Returns required to be filed by or with respect to it, and all such Tax Returns have been properly completed in compliance with applicable legal requirements and are true, correct and complete, and (ii) has fully and timely paid all Taxes required to be paid (whether or not such Taxes have been reflected on any Tax Return). All Taxes for which the Company or its Subsidiaries could be liable attributable to periods ending on or prior to June 30, 2009 were paid prior to that date or are reflected as liabilities for current taxes payable in the Interim Balance Sheet. The Company and its Subsidiaries have no present or contingent liability for Taxes, other than Taxes incurred in the ordinary course of business thereof and reflected as liabilities for current taxes payable on the Interim Balance Sheet or incurred in the ordinary course of business since June 30, 2009 in amounts consistent with prior years (adjusted solely for changes in ordinary course business operations). All Taxes that the Company and its Subsidiaries have been required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Body in compliance with all applicable legal requirements. The Company and its Subsidiaries have complied with all information reporting and record keeping requirements under all applicable Law, including retention and maintenance of required records with respect thereto and all records kept by the Company and its Subsidiaries in compliance with such Law are available for inspection at the premises of the Company on reasonable notice.

(c)(i) Except as set forth on Schedule 3.8(c) to the Disclosure Memorandum, there are no current, pending or threatened Claims by any Governmental Body with respect to Taxes relating to the Company or its Subsidiaries; (ii) no extension or waiver of the limitation period applicable to any Tax Return or the assessment or collection of any Taxes for which the Company or its Subsidiaries could be liable is in effect or has been requested; (iii) all deficiencies claimed, proposed or asserted or assessments made as a result of any examinations by any Governmental Body of the Tax Returns of, or with respect to, the Company or its Subsidiaries have been fully paid or fully settled, or (1) are specifically described in Schedule 3.8(c)(i) to the Disclosure Memorandum, (2) are being contested in good faith by appropriate proceedings and (3) reserves have been made for such Taxes on the Financial Statements in accordance with GAAP; and (iv) there are no liens for Taxes on any of the assets of the Company or its Subsidiaries, except liens for current Taxes not yet due and payable. Neither the

Company nor any of its Subsidiaries (A) is or will be required to include any adjustment in taxable income for any Tax period ending after the Closing Date or in any Tax Return not yet filed pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement; (B) has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of U.S. state, U.S. local or foreign Tax Law, or (C) will be required to recognize taxable income or take into account any other measure of tax that will be reportable in taxable periods beginning on or after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing. No power of attorney that currently is in effect has been granted by the Company or any of its Subsidiaries with respect to any Tax matter.

(d) Neither the Company nor any of its Subsidiaries (i) has been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return, and (ii) is or will be liable for Taxes (to the extent such Taxes are described in clause (a) or (b) of the definition of Taxes) of any Person (other than its own Taxes) by reason of Contract, agreement, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502 6 (or any predecessor or successor thereof or any similar provision of Law) or otherwise.

(e) The Company has delivered or made available to Parent correct and complete copies of all Tax Returns of or with respect to the Company or its Subsidiaries for which the statute of limitations has not expired, all audit reports, all statements of deficiencies assessed against or agreed to by it, and any material elections with respect to Taxes not included in such Tax Returns.

(f) Neither the Company nor any of its Subsidiaries is or has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract; and neither the Company nor any of its Subsidiaries is a party to or bound by any offer in compromise, closing agreement, gain recognition agreement or other agreement with any Governmental Body with respect to Taxes. No ruling with respect to Taxes has been issued to or with respect to the Company or any of its Subsidiaries by any Governmental Body.

(g) Neither the Company nor any of its Subsidiaries has nexus for any Tax purpose in any jurisdiction other than jurisdictions for which all required Tax Returns have been duly filed, and no Claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of such Subsidiaries is or may be subject to taxation by that jurisdiction.

(h) Except as disclosed in Section 3.8(h) to the Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a partner of a partnership for any applicable income Tax purposes.

(i) All Options or other rights issued by the Company or any of its Subsidiaries that purport or otherwise were intended to be governed by Sections 421 or 422 of the Code (or similar provisions of state or local Law) satisfied at all relevant times the requirements for qualification under such sections (and, if applicable, such similar provisions). Neither the Company nor any Subsidiary has issued options or other rights intended or purported to be governed by Section 423 of the Code.

(j) Neither the Company nor any of its Subsidiaries has made any payment or payments, or is obligated to make any payment or payments, and is not a party to (or a participating employer in) or bound by any agreement (or Employee Benefit Plan) that has resulted or could result in the imposition on the Company, its Subsidiaries, any Shareholder or Parent of any additional Tax or interest under Section 409A of the Code (or under any similar provision of U.S. state, U.S. local or foreign Tax Law) or has resulted in the imposition on any employee of the Company or its Subsidiaries of any additional Tax or interest under Section 409A of the Code (or under any similar provision of state or local Tax Law).

(k) The Company and each of its Subsidiaries is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor had its stock distributed by another Person within the last two years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) Neither the Company nor any of its Subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of U.S. state, U.S. local or foreign Tax Law), without regard to any disclosure thereof, or (ii) participated in a reportable transaction (other than a reportable transaction specifically disclosed in a Tax Return previously provided to Parent) or listed transaction within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(n) No Shareholder holds equity interests in the Company or any of its Subsidiaries that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

Section 3.9 Property.

(a) Neither the Company nor any of its Subsidiaries owns, or has any interest in, any real property other than the leasehold interests described on Schedule 3.9(a) to the Disclosure Memorandum, which contains a complete and accurate list of all real property leased or currently being used by the Company and its Subsidiaries (the “Real Property”). The Company has delivered to Parent true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

(b) The Company has delivered to Parent true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which any Personal Property with a value in excess of $50,000 is subject.

(c) There are no properties or assets (whether real, personal or mixed, tangible or intangible) reflected in the Interim Balance Sheet (except for such properties or assets sold, used up or disposed of since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practice) that are not Real Property or Personal Property. Other than the Company Intellectual Property, the Real Property and the Personal Property include all material property used in the businesses of the Company and its Subsidiaries and are sufficient for the conduct of the Company’s and its Subsidiaries’ businesses. The Company’s and its Subsidiaries’ offices and other structures and the Personal Property have been maintained in accordance with generally accepted industry standards and are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply with, and are used by the Company and its Subsidiaries in compliance with, applicable safety and other laws and regulations.

(d) The Company’s and its Subsidiaries’ leasehold interest in each parcel of the Real Property is free and clear of all Encumbrances, except for Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has granted a lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

(e) The Personal Property is free and clear of all Encumbrances except for (i) Permitted Encumbrances and (ii) Encumbrances securing Debt that is disclosed in the Financial Statements or Interim Financial Statements, and the Company or its Subsidiaries owns such Personal Property.

Section 3.10 Contracts.

(a) Schedule 3.10(a) to the Disclosure Memorandum contains a complete and accurate list of (each, a “Material Contract”) (i) all Contracts, other than vendor agreements and purchase orders with vendors entered into in the ordinary course of business, to which the Company or any of its Subsidiaries is currently a party or by which the Company or any of its Subsidiaries is currently bound providing for potential payments by or to the Company or any of its Subsidiaries in excess of $250,000 per annum (with Schedule 3.10(a) to the Disclosure Memorandum identifying with respect to each Material Contract each of clauses (i) through (vii) of Section 3.10(c) applicable to such Material Contract, if any), (ii) each Contract relating to the Debt, and (iii) all other Contracts that are material to the Company.

(b) All Contracts to which the Company or any of its Subsidiaries is a party are valid, binding and enforceable in accordance with their terms against the Company or its Subsidiaries, as the case may be, and each other party thereto and are in full force and effect (subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies), the Company or its Subsidiaries, as the case may be, has performed all obligations required to have been performed by it thereunder, and neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any other party thereto is in breach or violation of, or default under (including any such breach, violation or default caused by a violation of a noncompetition, nonsolicitation or exclusivity provision contained therein), nor is there any event that with notice or lapse of time, or both, would constitute a breach, violation or default by the Company, its Subsidiaries, or any other party thereunder, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. There is not now and has not been within the past 24 months any disagreement or dispute with any other party to any Material Contract, nor is there any pending request or process for renegotiation of any Material Contract. Further, there is not now and has not been within the past 24 months any disagreement or dispute of any nature whatsoever with any other party to any Contract having or reasonably likely to have a Material Adverse Effect. True and complete copies of each such written Material Contract (or written summaries of the terms of any such oral Material Contract) have been delivered or been made available to Parent. The Company has no reason to believe that any obligation that remains under any Material Contract cannot be fulfilled by the Company or its Subsidiaries, as the case may be, and has no notice or Knowledge that any party to a Material Contract listed on Schedule 3.10(a) to the Disclosure Memorandum intends to cancel, terminate, refuse to perform or refuse to renew such Material Contract (if such Material Contract is renewable).

(c) Except for the Material Contracts listed in Schedule 3.10(a) to the Disclosure Memorandum, neither the Company nor any of its Subsidiaries has any other Contract:

(i) with a remaining term of greater than one year from the date of this Agreement (which, for purposes of clarity, shall be determined based on the term of the primary subject matter of such Contract, and not incidental obligations such as non-disclosure, post-termination indemnity, etc.) that cannot be canceled by the Company or its Subsidiaries, as the case may be, with no more than 60 days’ notice without liability, penalty or premium (other than non-disclosure agreements);

(ii) with a noncompetition, nonsolicitation, “most-favored-nations” pricing or exclusivity agreement or other arrangement that would prevent, restrict or limit in any way the Company from carrying on its business in any manner or in any geographic location, other than restrictions in Intellectual Property Agreements on the Exploitation of Third Party IP;

(iii) for a joint venture or any other similar arrangement that involves a sharing of profits or revenue with other Persons or that provides for the payment of referral fees or bounties;

(iv) relating to any interest rate, currency or commodity derivatives or hedging transaction;

(v) with any Governmental Body;

(vi) in which the Company or any of its Subsidiaries agrees to provide indemnification that may result in liability in excess of $250,000; and

(vii) granting a power of attorney, agency or similar authority to another Person.

Section 3.11 Suppliers. Schedule 3.11 to the Disclosure Memorandum sets forth a complete and accurate list of the suppliers of the Company and its Subsidiaries from whom (a) the Company has purchased 2.0% or more of the goods or services, including product packaging, purchased by the Company, and (b) any of the Company’s Subsidiaries has purchased 2.0% or more of the goods or services, including product packaging, purchased by such Subsidiary, in each case in the fiscal year ended December 31, 2008, showing the percentage of goods and services purchased by the Company or such Subsidiary from such supplier in that fiscal year. No supplier or other Person named on Schedule 3.11 to the Disclosure Memorandum has during the last 12 months prior to the date of this Agreement decreased or limited materially, or, to the Knowledge of the Company, during the last 12 months prior to the date of this Agreement threatened to decrease or limit materially, its supply of materials or services to the Company or any of its Subsidiaries, as the case may be unless such decrease or limit was requested or specified by the Company. As of the date of this Agreement, the Company has no Knowledge of, and neither the Company nor any of its Subsidiaries has received any notice from the Company’s or its Subsidiaries’ suppliers or partners that would cause the Company or any of its Subsidiaries to expect any material modification to their respective relationship with any suppliers or other Persons named on Schedule 3.11 to the Disclosure Memorandum unless such modification was requested or specified by the Company, nor is there or has there been, as of and prior to the date of this Agreement, any dispute with or Claim by any of the Company’s or any of its Subsidiaries’ suppliers concerning the supply of materials or services to the Company or any of its Subsidiaries, as the case may be.

Section 3.12 Warranties and Returns. Schedule 3.12 to the Disclosure Memorandum sets forth all currently published return policies and warranties with respect to the Company’s and its Subsidiaries’ businesses, products or services, and current policies with respect to returns of products or refunds for products or services in the course of the Company’s and its Subsidiaries’ conduct of business. Schedule 3.12 to the Disclosure Memorandum also discloses the amounts charged to “returns” from the Company’s and its Subsidiaries’ operations on the Company’s and its Subsidiaries’ books and records for the fiscal years ended 2006, 2007 and 2008 and for each month in the Interim Financial Statements. Except as set forth on Schedule 3.12 to the Disclosure Memorandum, neither the Company nor any of its Subsidiaries has made any express warranties in connection with the sale or license of products or services or the performance of services.

Section 3.13 Claims and Legal Proceedings; Government Orders.

(a) There are no Claims pending against the Company or involving the Company or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before or by any Person or that challenge, or seek to prevent, make illegal or enjoin, alter, delay or otherwise interfere with any of the transactions contemplated hereby or by the Operative Documents to which the Company is a party, and there are no pending disagreements or disputes that are reasonably likely to lead to the assertion of such a Claim against the Company or any of its Subsidiaries. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any of its Subsidiaries is a party. Schedule 3.13 to the Disclosure Memorandum sets forth, in addition to the above-referenced items, a description of any material disputes or Claims that have been settled or resolved by litigation or arbitration during the preceding twenty-four months or which contain continuing or future obligations. To the Knowledge of the Company, there is no proposed order of any Governmental Body that, if issued or otherwise put into effect, (i) would have a Material Adverse Effect or a material adverse effect on the Company’s ability to perform any covenant or obligation under this Agreement or the other Operative Documents to which the Company is a party or (ii) would have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any of the other Operative Documents to which the Company is a party.

(b) To the Knowledge of the Company, (i) no current officer of the Company or any of its Subsidiaries has been the subject of, or convicted in, a criminal proceeding (excluding minor traffic violations), (ii) no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver, fiscal agent or similar officer appointed for, any current officer of the Company or any of its Subsidiaries, (iii) no current officer of the Company or any of its Subsidiaries has ever been found by any Governmental Body, in a judgment or finding not subsequently reversed or vacated, to have violated any federal or state laws or regulations and (iv) no current officer of the Company or any of its Subsidiaries is the subject of any order, judgment or decree of, or has entered into an agreement with, any Governmental Body permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession or business practice. The Company performs the background checks with respect to each new hire as described on Schedule 3.13(b) to the Disclosure Memorandum.

Section 3.14 Labor and Employment Matters.

(a) There are no material labor and/or employment disputes, employee grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of their present or former employees. The Company and each of its Subsidiaries have complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice and has no liability for any unpaid wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have experienced any work stoppage or other labor difficulty during the preceding three years. To the Knowledge of the Company, no employee or independent contractor intends to terminate his or her employment or relationship with the Company. No collective bargaining agreement is binding on the Company or any of its Subsidiaries. There are no organizational efforts presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. Each current and former employee, officer and independent contractor of the Company has executed a nondisclosure and noncompetition agreement in the form provided to Parent. To the Knowledge of the Company no current or former employee or independent contractor (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other Contract relating to the relationship of such employee or independent contractor with the Company or actions by such employee or independent contractor on behalf of the Company, or in the case of employees (other than non-management employees who perform call center, customer service or fulfillment center job functions), in violation of any noncompetition agreement.

(b) Schedule 3.14(b) to the Disclosure Memorandum lists (i) the names, titles and current annual compensation amounts of all directors, officers and the fifty most highly compensated employees of the Company and each of its Subsidiaries as of the date of this Agreement; (ii) the wage rates for nonsalaried and nonofficer salaried employees of the Company and each of its Subsidiaries by classification, and all union contracts (if any); (iii) all group insurance programs in effect for employees of the Company and each of its Subsidiaries; (iv) the names and current compensation packages of all independent contractors and consultants of the Company and each of its Subsidiaries; and (v) each employment or consulting Contract to which the Company or any of its Subsidiaries is a party or other Contract to which the Company or any of its Subsidiaries is a party pursuant to which any Person is entitled to compensation or other payments from the Company or any of its Subsidiaries in respect of past or future employment or consulting services provided, or to be provided, to the Company or any of its Subsidiaries by any such Person (other than offer letters on the Company’s standard form which has been made available to Parent). Neither the Company nor any of its Subsidiaries is in default with respect to any of its obligations referred to in the preceding sentence and has no, and will not incur any, obligation or liability for severance or back pay owed through or by virtue of the transactions contemplated hereby. All employees of the Company and its Subsidiaries are employed on an “at will” basis, are eligible to work and are lawfully employed in the United States. Schedule 3.14(b) to the Disclosure Memorandum also lists each state in which the Company or any of its Subsidiaries employs any Person. All Persons who have performed services for the Company or any of its Subsidiaries and have been classified as independent contractors, and all Persons who have performed services for the Company or any of its Subsidiaries in the United States and have been classified as exempt employees not entitled to overtime pay, have been at all times properly classified as such in accordance with all applicable Laws.

Section 3.15 Employee Benefit Plans.

(a) Plan Listing. Schedule 3.15(a) to the Disclosure Memorandum contains a complete and accurate list of all Employee Benefit Plans. Neither the Company nor any of its Subsidiaries has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company, any of its Subsidiaries, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company, any of its Subsidiaries, or any ERISA Affiliate, as applicable, to amend and terminate such Employee Benefit Plan at any time and for any reason without penalty and without liability or expense.

(b) Provisions of Documents. The Company has delivered to Parent true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all the Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to a particular Employee Benefit Plan, copies of the following: (i) the three most recent annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) the most recent summary plan description, and all summaries of modifications related thereto, distributed with respect to such Employee Benefit Plan; (iii) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan or, if reliance is permitted under applicable IRS guidance, the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Employee Benefit Plan; (v) the most recent annual actuarial valuation prepared for such Employee Benefit Plan, if applicable; (vi) all written communications during the last three years relating to the creation, amendment or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company, any of its Subsidiaries, or any ERISA Affiliate; (vii) all correspondence to or from any Governmental Body relating to such Employee Benefit Plan; (viii) samples of all administrative forms currently in use with respect to such Employee Benefit Plan, including all COBRA and HIPAA forms and notices; and (ix) all coverage, nondiscrimination, top-heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years.

(c) Compliance. With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was legally established; (ii) such Employee Benefit Plan is, and at all times has been, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable requirements of all applicable Law; (iii) the Company, any of its Subsidiaries, each ERISA Affiliate have, at all times, properly performed all their duties and obligations (whether arising by operation of law, by contract or otherwise) under or with respect to such Employee Benefit Plan, including all reporting, disclosure and notification obligations; (iv) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements, summary plan descriptions and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Body or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner; (v) none of the Company, any of its Subsidiaries, any ERISA Affiliate or any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law, statute, order, rule or regulation; (vi) no transaction or event has occurred or, to the Knowledge of the Company, is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vii) neither the Company nor any of its Subsidiaries or any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries, any ERISA Affiliate or Parent could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law with respect to such Employee Benefit Plan.

(d) Qualification. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and its related trust or group annuity contract is exempt from taxation under Section 501(i) of the Code. Each such Employee Benefit Plan (ii) is the subject of an unrevoked favorable determination opinion or advisory letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA” and all subsequent legislation, or (iii) has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS. Nothing has occurred or is reasonably expected by the Company, any of its Subsidiaries, or any ERISA Affiliate to occur that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract. No such Employee Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.

(e) Contribution, Premiums and Other Payments. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Company Balance Sheet or in the Company’s or its Subsidiaries’ books and records for periods after the date of the Company Balance Sheet in the ordinary course of business. All Taxes that are required by Law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository in a timely manner.

(f) Actions and Investigations. There are no Claims (other than routine Claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor to the Knowledge of the Company is there a basis for any such Claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, DOL or any other Governmental Body, and no such action is contemplated or under consideration by the IRS, DOL or any other Governmental Body.

(g) Pension Plans and Multiple Employer Welfare Agreements. Neither the Company nor any of its Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(h) Post-Termination Benefits. None of the Company, any of its Subsidiaries, any ERISA Affiliate or any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, any of its Subsidiaries, or any ERISA Affiliate, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the Company Balance Sheet or in the Company’s or its Subsidiaries’ books and records for periods after the date of the Company Balance Sheet. Neither the Company nor any of its Subsidiaries or any ERISA Affiliate has any liability with respect to any Employee Benefit Plan that is funded wholly or partly through an insurance policy or Contract (including a stop-loss policy), in the nature of a retroactive rate adjustment, a loss sharing arrangement or any other actual or contingent liability arising from any event occurring on or before the Closing Date.

(i) Effect of Transactions. Excluding any terms and conditions under the Key Employee retention agreements with Parent or the Surviving Corporation in connection with the Merger, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement and the other Operative Documents (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay or any other payment from the Company, any of its Subsidiaries, any ERISA Affiliate, Parent, any of their respective Affiliates or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual,

(iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, (iv) require the Company, any of its Subsidiaries, any ERISA Affiliate, Parent or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual, or (v) result in payments or benefits under any of the Employee Benefit Plans or otherwise that would not be deductible under Section 280G of the Code.

(j) Nonqualified Deferred Compensation Plans. There are no “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code), currently sponsored or maintained by the Company or any ERISA Affiliate (or to which the Company or any of its Subsidiaries or any ERISA Affiliate is a party or in which any of their current or former officers, employees, agents, directors or independent contractors participated).

(k) Leased Employees. Neither the Company nor any of its Subsidiaries or any ERISA Affiliate has received services from any individual who constituted a leased employee of the Company or any of its Subsidiaries or any ERISA Affiliate under Section 414(n) of the Code.

(l) Foreign Plans. Neither the Company nor any of its Subsidiaries has maintained, administered, operated or funded an Employee Benefit Plan mandated by a foreign (i.e., non-United States) Governmental Body or subject to the laws of jurisdiction outside of the United States (“Foreign Plan”).

Section 3.16 Intellectual Property.

(a) Company Intellectual Property. The Company or its Subsidiaries (i) exclusively and solely own free and clear of all Encumbrances or (ii) have sufficient rights to: all Company Intellectual Property and Company Intellectual Property Rights (collectively, the “Company IP”) sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Intellectual Property Agreements. Schedule 3.16(b)(i) to the Disclosure Memorandum lists all license agreements and other Contracts pursuant to which the Company or any Subsidiary thereof has the right to Exploit any Third Party IP (the “Inbound Licenses”) (except Schedule 3.16(b)(i) to the Disclosure Memorandum does not list non-exclusive licenses to Third Party IP granted to the Company or any Subsidiary in the ordinary course of business in written agreements, where the license is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is something other than such license, such as a sales agreement that includes an incidental license to use the third party’s copyrights or trademarks in advertising and selling the third party’s products (“Incidental Inbound Licenses”) or standard end user license agreements for off-the-shelf software not in excess of $1,000 per seat; although excluded from Schedule 3.16(b)(i) to the Disclosure Memorandum, the Incidental Inbound Licenses and such end use license agreements are included in the definition of Inbound Licenses). Schedule 3.16(b)(ii) to the Disclosure Memorandum also lists all license agreements and other Contracts to which the Company or any Subsidiary thereof is bound and pursuant to which any Person (other than the Company or any Subsidiary thereof) is authorized to Exploit any Company-Owned IP or pursuant to which the Company or any Subsidiary thereof granted any rights under any other Company IP to any third Person (the “Outbound Licenses”) (except Schedule 3.16(b)(ii) to the Disclosure Memorandum does not list non-exclusive licenses to Company-Owned IP granted in the ordinary course of business in written agreements, where the license is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is something other than such license, such as an agreement to distribute advertisements for the Company that includes an incidental license to use the Company’s trademarks in duplicating and distributing such advertisements (“Incidental Outbound Licenses”); although excluded from Schedule 3.16(b)(ii) to the Disclosure Memorandum, the Incidental Outbound Licenses are included in the definition of Outbound Licenses (Outbound Licenses collectively with the Inbound Licenses, the “Intellectual Property Agreements”). Except as set forth in Schedule 3.16(b)(iii) to the Disclosure Memorandum, the Company or its Subsidiaries own all right, title and interest in and to all Company Owned IP free and clear of all Encumbrances and free and clear of all licenses other than the Outbound Licenses. Except as set forth in Schedule 3.16(b)(iv) to the Disclosure Memorandum, and other than the Intellectual Property Agreements, there are no Contracts governing any Company-Owned IP or Company’s rights relating to any other Company IP. Except as set forth in Schedule 3.16(b)(v) to the Disclosure Memorandum, with respect to the Intellectual Property Agreements: (A) all are binding and enforceable obligations of the Company or its Subsidiary and, to the Knowledge of the Company, the other party(ies) thereto, (B) the Company and its Subsidiaries and, to the Knowledge of the Company, each other party thereto have performed their obligations thereunder, (C) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach thereunder, (D) there are no restrictions on the transfer or assignment by Company or any Subsidiary thereof of any Intellectual Property Agreement to which Company or such Subsidiary is a party directly, by operation of law or otherwise, which restriction would cause the transactions contemplated herein to in any way impair any rights of Company or any Subsidiary under such Intellectual Property Agreement, and (E) there is no event or circumstance that with notice or lapse of time, or both, would constitute a default or event of default on the part of the Company or any Subsidiary thereof or, to the Knowledge of the Company, any other party thereto, or give to any other party thereto the right to terminate or modify any Intellectual Property Agreement. Except as set forth in Schedule 3.16(b)(vi) to the Disclosure Memorandum, neither the Company nor any Subsidiary thereof has received notice or has any Knowledge that any party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew (if renewable) an Intellectual Property Agreement, or to exercise or decline to exercise any option or right thereunder. Except as set forth in Schedule 3.16(b)(vii) to the Disclosure Memorandum, neither the Company nor any Subsidiary thereof will, as a result of the execution and delivery of this Agreement or the performance of the Company’s obligations hereunder, lose any rights to Exploit Company IP pursuant to any Intellectual Property Agreement.

(c) No Violation; No Impairment. Neither the execution, delivery nor performance of this Agreement or the other Operative Documents nor the consummation of the transactions contemplated herein and therein will (i) cause the termination of, or give rise to a right of termination of, any Company-Owned IP or Intellectual Property Agreement (other than, as the case may be, standard end user license agreements for off-the-shelf software not in excess of $1,000 per seat) or (ii) impair the right of the Company and its Subsidiaries to Exploit any Company-Owned IP.

(d) Payments. Schedule 3.16(d) to the Disclosure Memorandum accurately lists all Contracts, other than Intellectual Property Agreements, for future royalties, commissions, fees and other payments payable in connection with the Exploitation of the Company IP by the Company or its Subsidiaries.

(e) No Infringement. The Exploitation of the Company IP as used in the business and the conduct of the business, in each case as previously conducted and as currently conducted, (i) do not infringe, violate or misappropriate any intellectual property right of any third Person and (ii) do not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction to which the Company or any of its Subsidiaries is subject.

(f) Except as set forth in Schedule 3.16(f) to the Disclosure Memorandum, there is no pending or, to the Knowledge of the Company, threatened Claim contesting the right of the Company or any Subsidiary thereof to Exploit any Company IP, or to conduct the business as previously conducted, or as currently conducted, or contesting the ownership by the Company or any Subsidiary thereof of any Company-Owned IP or the validity or enforceability of any Company-Owned IP. Except as set forth in Schedule 3.16(f) to the Disclosure Memorandum, neither the Company nor any Subsidiary thereof has received any notice or Claim regarding any offer to license Third Party IP allegedly used without authorization, infringed, violated or misappropriated by the Company or any Subsidiary thereof, or otherwise regarding any infringement, misappropriation, or violation of any intellectual property right of a third party by the Company, or any Subsidiary thereof. Neither the Company nor its Subsidiaries has received any oral or written opinions of counsel relating to infringement, invalidity or unenforceability of any Company IP.

(g) Intellectual Property Registrations. Schedule 3.16(g) to the Disclosure Memorandum sets forth all patents and all registrations, applications and applications for registration made by or on behalf of the Company or any Subsidiary thereof of or with respect to any patents, copyrights, trademarks, service marks, domain names and any other Company-Owned IP and all foreign equivalents (collectively, “Company IP Registrations”). Except as set forth on Schedule 3.16(g) to the Disclosure Memorandum, all Company IP Registrations are properly filed and maintained and in full force and effect (other than with respect to abandoned applications that relate solely to Intellectual Property Rights not used by the Company or any of its Subsidiaries in its business as currently conducted), and the Company Intellectual Property Rights that are the subject of any Company IP Registrations are all valid and (with respect to Company Intellectual Property Rights that are the subject of issued Company IP Registrations) enforceable in the applicable jurisdictions. Except as set forth in Schedule 3.16(g) to the Disclosure Memorandum, there are no actions that must be taken by the Company or any

Subsidiary thereof within 180 days after the date of this Agreement for the purpose of maintaining, perfecting, preserving or renewing any Company IP Registration. Neither the Company nor any Subsidiary thereof has conducted its business or used or enforced (or failed to use or enforce) the Company IP in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Company IP or the Company IP Registrations. Schedule 3.16(g) to the Disclosure Memorandum also lists all material trademarks, trade names, brand names, service marks, logos or other identifiers and domain names currently used by the Company or any Subsidiary thereof but for which no registration has been sought and all material software and other material works of authorship with respect to which the Company or any Subsidiary thereof owns (solely or jointly with others), or holds any exclusive rights under, any copyright thereto (whether or not registration of such copyright has been granted or sought). The Company and its Subsidiaries have the sole right to prosecute and maintain the Company IP Registrations and to file applications and applications for registration with respect to any Company-Owned IP.

(h) Confidentiality. The Company and its Subsidiaries have all taken appropriate steps, which are, as a whole, not less protective and comprehensive than the steps that would be taken by reasonably prudent business persons operating in the Company’s industry, to protect, preserve and maintain the secrecy and confidentiality of their confidential and proprietary information and data. Without limiting the foregoing, neither the Company nor any Subsidiary thereof has (i) disclosed material confidential or proprietary information to any Person other than an officer, director, employee or consultant of the Company or any Subsidiary thereof, unless such disclosure was under an appropriate written nondisclosure agreement or to a person subject to a fiduciary duty to maintain the confidentiality thereof, or (ii) except as set forth in Schedule 3.16(h) to the Disclosure Memorandum, deposited, disclosed or delivered to any Person outside of the Company or its Subsidiaries, or permitted the deposit, disclosure or delivery to any such Person outside of the Company or its Subsidiaries of, any source code (e.g., human-readable computer programming code) included in the Company IP, other than source code that is (i) licensed to the Company or any Subsidiary in writing under an Open Source License or other nonexclusive license that expressly authorizes such disclosure of such source code, (ii) not material to the Company or its Subsidiaries, and (iii) not included, in whole or part, in the Company-Owned IP (other than with respect to immaterial modifications to such source code made by the Company or any of its Subsidiaries).

(i) Agreements With Employees and Contractors. Each director, officer, employee and independent contractor of the Company or of any Subsidiary thereof who has contributed to the creation or development of any Company IP has executed and delivered to the Company (or a Subsidiary thereof if employed by such Subsidiary) a valid and enforceable assignment of all right, title and interest that such Person may have or may hereafter acquire in or to such Company IP and a waiver of any and all moral rights that such Person may have therein, except for Company IP (i) that was developed by an independent contractor under a written Inbound License that expressly provided that such Company IP would be owned by the independent contractor and licensed such Company IP to the Company or applicable Subsidiary thereof or (ii)

developed by an employee that is not covered by the assignment of intellectual property provision of the Company’s standard form of employee assignment of inventions of agreement (a copy of which has been provided to Parent) signed by such employee, such as music licensed by the employee to the Company for public performance on a blog operated or maintained by the Company that the employee composed entirely on the employee’s own time without using the equipment, supplies, facilities, or trade secret information of the Company or any Subsidiary and that neither relates to the business or actual or demonstrably anticipated research or development of the Company or any Subsidiary thereof nor results from any work performed by the employee for the Company or any Subsidiary thereof. Complete and correct copies of the form of each Contract effecting such assignment of Company IP and waiver of moral rights have been delivered to Parent. No current or former director, officer, employee, consultant or contractor has any right, license, Claim, moral right (other than inalienable moral rights that arise under applicable law) or interest whatsoever in or with respect to any Company IP that the Company or any of its Subsidiaries owns or purports to own.

(j) No Violation of Other Agreements. To the Knowledge of the Company, no current or former director, officer, employee or independent contractor of the Company or of any Subsidiary thereof (i) is in violation of any provision or covenant of any employment agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any third Person by virtue of such director’s, officer’s, employee’s or independent contractor’s being employed by, performing services for or serving on the board of directors of the Company or any Subsidiary thereof, (ii) is using or has used any trade secrets or other confidential or proprietary information of any third Person in connection with performing any services for the Company or for any Subsidiary thereof or the development or creation of any Company-Owned IP without the permission of the Company and such third Person, or (iii) has developed or created any Company-Owned IP that is subject to any agreement under which such director, officer, employee, or independent contractor has assigned or otherwise granted any third party any rights in or to such Company-Owned IP. The employment of any current or former employee of the Company or any Subsidiary thereof and the use by the Company or any Subsidiary thereof of any services of any current or former director, officer, or independent contractor have not subjected and do not subject the Company or any Subsidiary thereof to any liability to any third Person for improperly engaging or soliciting such employee, director, officer or independent contractor.

(k) Third Party Infringement. To the Knowledge of the Company, except as set forth in Schedule 3.16(k)(1) to the Disclosure Memorandum, there is no and has been no unauthorized use, unauthorized disclosure, infringement, violation or misappropriation by any third Person of any Company IP owned by or exclusively licensed to the Company or any Subsidiary thereof other than immaterial uses, disclosures, infringements, violations or misappropriations that were reviewed and deemed immaterial by in-house legal counsel for the Company and with respect to which no action was taken (other than such review). Except as set forth in Schedule 3.16(k)(2) to the Disclosure Memorandum, neither the Company nor any Subsidiary thereof has received any notice that any third Person is infringing, violating or misappropriating any part of the Company IP owned by or exclusively licensed to the Company or otherwise making any unauthorized use or disclosure of such Company IP, other than notices of immaterial actual or alleged infringement that were reviewed and deemed immaterial or without merit by in-house legal counsel for the Company and with respect to which no action was taken (other than such review).

(l) Privacy and Data Security. A privacy statement (the “Privacy Statement”) regarding the collection, retention, use and distribution of the personally identifiable information of individuals visiting the websites of the Company or any Subsidiary thereof, is posted and accessible to individuals on each website of the Company or any Subsidiary thereof. The Privacy Statements currently in use are, and all Privacy Statements previously used by the Company or any Subsidiary thereof were at all times while such Privacy Statements were used or in effect, accurate and consistent with the Company’s and its Subsidiaries’ actual practices with respect to the collection, retention, use and disclosure of individuals’ personally identifiable information. The Company and its Subsidiaries (i) comply with the Privacy Statements as applicable to any given set of personally identifiable information collected by the Company or any Subsidiary thereof; (ii) comply with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personally identifiable information; (iii) comply with all applicable payment card industry standards regarding data security; and (iv) take appropriate measures to protect and maintain the confidential nature of the personally identifiable information provided to the Company or any Subsidiary thereof by individuals, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in the Company’s industry. The Company and its Subsidiaries have technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in the Company’s industry. Neither the Company nor any Subsidiary thereof knowingly collects information from or targets children under the age of thirteen. Neither the Company nor any Subsidiary thereof sells, rents or otherwise makes available to third parties any personally identifiable information submitted by individuals, except as clearly and prominently stated in the applicable Privacy Statement. Other than as constrained by the Privacy Statements, by applicable laws and regulations or by any Material Contract disclosed to Parent in Schedule 3.10(a) to the Disclosure Memorandum, neither the Company nor any Subsidiary thereof is restricted in its use and/or distribution of personal information collected by the Company or any Subsidiary thereof. Neither the Company nor any Subsidiary thereof has received any Claims, notices or complaints regarding the Company’s or any of its Subsidiaries’ information practices or the disclosure, retention, or misuse if any personally identifiable information. The Company has described in the Privacy Statement the Company’s and its Subsidiaries’ use of cookies, web beacons and other online tracking technologies, which descriptions are accurate and not misleading.

(m) Open Source Software. Neither the Company nor any Subsidiary thereof has used or otherwise Exploited any Open Source Software in such a way that creates or purports to create obligations of the Company or any Subsidiary thereof on or before the Closing with respect to any Company IP (other than such Open Source Software solely to the extent not included in the Company-Owned IP) or grants or purports to grant to any third Person on or before the Closing any rights or immunities under any Company IP (other than such Open Source Software solely to the extent not included in the Company-Owned IP). Neither the Company nor any of its Subsidiaries has used any Open Source Software that is subject to any Open Source License set forth on Exhibit J or under which an obligation to disclose source code for any software or make such source code available may be triggered by allowing users to interact with such software (in source code or object code form) remotely through a computer network. “Open Source Software” means any software distributed under any license that requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such software (i) be disclosed, distributed or made available in source code form or (ii) be licensed under the terms of any open source software license (e.g., the BSD License, GNU General Public License and GNU Lesser General Public License) (collectively, “Open Source Licenses”).

(n) Warranty Against Defects. The Company products and services are free from material defects and substantially conform to the applicable warranties for such products and services. The software included in the Company-Owned IP and, to the Knowledge of the Company, all other software included in the Company Intellectual Property does not contain (i) any clock, timer, counter or other limiting or disabling code, design, routine or any viruses, Trojan horses or other disabling or disruptive codes or commands that would cause the Company Intellectual Property contained therein to be erased, made inoperable or rendered incapable of performing in accordance with its performance specifications and descriptions, or otherwise limit or restrict the ability of the Company or any of its Subsidiaries to use the Company Intellectual Property; and (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, the Company Intellectual Property.

(o) Indemnification. Except as expressly stated in Schedule 3.16(o) to the Disclosure Memorandum or as set forth in the Contracts listed on 3.10(a) of the Disclosure Memorandum, neither the Company nor any Subsidiary thereof is obligated to indemnify any Person against any actual or alleged Claim of infringement, misappropriation or violation of any intellectual property right of any third Person. Neither the Company nor any Subsidiary thereof has granted any Person the right (contingent or otherwise) to bring or control any infringement action with respect to, or otherwise to enforce, any of the Company-Owned IP.

(p) Security and Disaster Recovery. The Company and its Subsidiaries have implemented and maintained, consistent with customary industry practices and their obligations to third Persons, security and other measures reasonably adequate to protect computers, networks, software and systems used by the Company or any Subsidiary thereof to store, process or transmit Company Intellectual Property from unauthorized access, use or modification. Schedule 3.16(p) to the Disclosure Memorandum describes in reasonable detail the backup procedures and disaster recovery plans followed and maintained by the Company and its Subsidiaries.

Section 3.17 Corporate Books and Records. The Company has furnished to Parent or its representatives for their examination true and complete copies of (a) the Charter and the Bylaws of the Company and each of its Subsidiaries as currently in full force and effect, including all amendments thereto, (b) the minute books of each of the Company and its Subsidiaries, and (c) the stock transfer books of each of the Company and its Subsidiaries. Such minutes reflect all meetings of the Company’s and each of its Subsidiaries’ shareholders, board of directors and any committees of such board since their respective inception, and such minutes accurately reflect the material events of and material actions taken at such meetings (except to the extent relating to the transaction contemplated hereby, which may be redacted). Such stock transfer books accurately reflect all issuances, transfers and cancellations of shares of capital stock of the Company and each of its Subsidiaries since their respective inceptions.

Section 3.18 Inventory. All items in the inventory (including finished products, supplies, parts and packaging and labeling materials) reflected in the Company Balance Sheet and acquired since the date of the Company Balance Sheet (i) have been valued at the lesser of cost or fair market value determined in accordance with GAAP consistently applied, including the establishment of reserves for obsolete, damaged, slow-moving, defective or excessive inventories and (ii) meet the Company’s and its Subsidiaries’ current specifications, and are of a quality and quantity usable and salable at customary gross margins in the ordinary course of the business of the Company and its Subsidiaries.

Section 3.19 Licenses, Permits, Authorizations, etc. The Company and each of its Subsidiaries has received all governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, necessary for the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted. Neither the Company nor any of its Subsidiaries have received any notifications of or have any Knowledge of any asserted present failure by the Company or any of its Subsidiaries to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or any past and unremedied failure to obtain such items.

Section 3.20 Compliance With Laws. The Company and each of its Subsidiaries is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its business, operations and employees, or to the Real Property and the Personal Property (including laws prohibiting false, fraudulent, deceptive or misleading advertising or trade practices). Neither the Company nor any of its Subsidiaries has received any notification, nor does the Company have any Knowledge of, any asserted present or past unremedied failure by the Company or its Subsidiaries to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

Section 3.21 Compliance With Environmental Laws.

(a) The Company and each of its Subsidiaries has, to the extent required by applicable Environmental Laws, obtained and is in material compliance with all permits, licenses, approvals or other authorizations necessary for the conduct of its business and use of the Real Property or the Personal Property and has caused all registrations, reports and notifications to be made to all Governmental Bodies with respect to the conduct of its business and use of the Real Property or the Personal Property.

(b) The Company and each of its Subsidiaries is, and at all times prior to the date of this Agreement has been, in compliance with and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any Environmental Laws. Neither the Company nor any of its Subsidiaries own, use or store at its facilities any Hazardous Materials (except for cleaning supplies and otherwise in material compliance with all Environmental Laws).

(c) The Company has disclosed in Schedule 3.21(c) to the Disclosure Memorandum all material information in the possession of the Company and its Subsidiaries regarding environmental matters or conditions affecting the Real Property, the Personal Property, the Company’s and its Subsidiaries’ businesses, or compliance or noncompliance of the Real Property or the Personal Property or the conduct of the Company’s and its Subsidiaries’ businesses with any Environmental Laws.

(d) Neither the Company nor any of its Subsidiaries have received any notice, nor does the Company have Knowledge of any notice, and no claim, demand, action or proceeding has been commenced, asserted or, to the Knowledge of the Company, threatened alleging, and no investigation has been commenced, asserted or, to the Knowledge of the Company, threatened alleging, (i) any violation of any Environmental Laws, including any violation with respect to the Real Property, the Personal Property or conduct of the Company’s and its Subsidiaries businesses or (ii) the Company’s and its Subsidiaries’ potential responsibility for the Release of Hazardous Materials at any site.

(e) During the Company’s and its Subsidiaries’ occupation or control thereof, no Release of Hazardous Materials has occurred from, upon, below, into or on the Real Property or any other property. No Release of Hazardous Materials has occurred on any adjacent property that has migrated to, through or under the Real Property during the Company’s and its Subsidiaries’ occupation or control thereof. No Hazardous Materials are present at the Real Property, or during the Company’s and its Subsidiaries’ occupation or control thereof, have been present at any other property, except in compliance with Environmental Laws. Without limiting the foregoing, neither the Company nor any of its Subsidiaries is responsible or liable for the Release of Hazardous Materials at any site.

(f) Neither the Company nor any of its Subsidiaries have generated, transported, treated, stored, handled, disposed of, or arranged for the transportation, treatment, storage, handling or disposal of, any Hazardous Materials that has resulted in or contributed to a violation of any Environmental Laws or a Release of Hazardous Materials at any site prior to the Closing Date.

(g) No tanks used at any time for the storage of any Hazardous Materials above or below ground are present on or at the Real Property. Any tanks previously used for the storage of any Hazardous Materials above or below ground on or at the Real Property that have been removed or closed by any Person were removed and closed in compliance with all laws, including Environmental Laws, in effect at the time of such actions.

Section 3.22 Insurance. Schedule 3.22 to the Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by the Company or any of its Subsidiaries and includes the policy number, amount of coverage and contact information for each such policy. The Company or its Subsidiaries maintains commercially reasonable levels of (a) insurance on its and its Subsidiaries’ property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company’s and its Subsidiaries’ industries for companies of similar size and financial condition. All insurance policies of the Company and its Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid to the extent required to be paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and its Subsidiaries and of all agreements to which the Company and its Subsidiaries are a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has complied with all Contracts under which the Company or any of its Subsidiaries is required to maintain insurance coverage or to name a Person as an additional insured under any insurance policy of the Company or any of its Subsidiaries. Within the preceding 24 months, neither the Company nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Section 3.23 Brokers or Finders. The Company and its Subsidiaries have not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company or any of its Subsidiaries, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for Morgan Stanley & Co. or its Affiliates, the fees and expenses of which shall be Transaction Expenses.

Section 3.24 Absence of Questionable Payments. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees, shareholders or other Person acting on behalf of the Company or any of its Subsidiaries, has used any corporate funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company, nor any of its Subsidiaries, nor any of their respective current directors, officers, agents, employees, shareholders or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company and its Subsidiaries have at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

Section 3.25 Bank Accounts. Schedule 3.25 to the Disclosure Memorandum sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list of each such account, box or relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or its Subsidiaries, as applicable, having signatory power with respect thereto; and (c) a list of each Investment Asset held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 3.26 Insider Interests. Except as set forth in Schedule 3.26 to the Disclosure Memorandum, no director, officer, or to the Company’s Knowledge, Shareholder, employee or consultant of the Company or any of its Subsidiaries have any interest (other than as a security holder of the Company or any of its Subsidiaries) (a) in any Real Property or Personal Property used in or directly pertaining to the business of the Company or any of its Subsidiaries, including inventions, patents, trademarks or trade names, or (b) in any Contract relating to the Company or any of its Subsidiaries, their present or prospective businesses or their operations. There are no agreements, understandings or proposed transactions between the Company or any of its Subsidiaries and any of their respective directors, officers, or to the Company’s Knowledge, Shareholders, employees, consultants, or Affiliates (or any Affiliates of the foregoing). None of the Company, any of its Subsidiaries, and their respective directors, officers, or to the Company’s Knowledge, employees, consultants, or security holders has any interest, either directly or indirectly, in any entity, including any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, manager, partner, shareholder, member, agent, independent contractor, security holder, creditor, consultant or otherwise), other than ownership of capital stock comprising less than 1% of any publicly held company, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company or any of its Subsidiaries is now engaged or proposes to engage; (ii) is a supplier, customer or creditor of the Company or any of its Subsidiaries; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any of its Subsidiaries or any property, real or personal, tangible or intangible, that is necessary for the present or currently anticipated future conduct of the Company’s and its Subsidiaries’ businesses.

Section 3.27 Full Disclosure.

(a) None of the representations or warranties made by the Company herein (including the Financial Statements, Quarterly Financials, Interim Financial Statements, Interim Balance Sheet, and all information in the Disclosure Memorandum and the other Exhibits hereto or the other Operative Documents), when all such documents are read together in their entirety, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made not misleading.

(b) The information supplied by the Company for inclusion in the proxy statement relating to the Shareholder Meeting, or for inclusion in other documents to be filed with the SEC in connection herewith, will not, on the date that the proxy statement is first mailed to Shareholders, or on the date that such other documents are filed with the SEC, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in the light of the circumstances under which such statements are made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted.

Section 4.2 Enforceability; Due Authority. All corporate action on the part of Parent and Merger Sub and their directors, officers and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which Parent or Merger Sub are a party, the consummation of the transactions contemplated by this Agreement and the other Operative Documents, and the performance of all Parent’s and Merger Sub’s obligations under this Agreement and the other Operative Documents to which Parent or Merger Sub are a party has been taken. This Agreement has been, and each of the other Operative Documents to which Parent or Merger Sub are a party at the Closing will have been, duly executed and delivered by Parent or Merger Sub, as applicable, and assuming the due authorization, execution and delivery by each of the parties hereto and thereto other than Parent and Merger Sub, this Agreement is, and each of the other Operative Documents to which Parent or Merger Sub is a party will be at the Closing, a legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, subject only to the effect, if any, of (x) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (y) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Operative Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 4.3 No Approvals; No Conflict. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Operative Documents to which Parent or Merger Sub are a party and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Parent or Merger Sub; (b) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person including any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person required to be obtained or made in order to keep any Contract between such Person and Parent or Merger Sub in effect following the transactions contemplated by this Agreement or to provide that neither Parent nor Merger Sub is in breach or violation of any such Contract following the transactions contemplated by this Agreement by reason of the execution and delivery of, or the performance of its obligations under, this Agreement or the Operative Documents; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which Parent or Merger Sub is a party or by which it is bound or to which any assets of Parent or Merger Sub are subject, including the Contracts; (d) result in the creation of any Encumbrance on any assets of Parent or Merger Sub; (e) conflict with or result in a breach of or constitute a default under any provision of the charter or the bylaws of Parent or Merger Sub; or (f) invalidate or adversely affect any permit, license or authorization used in the conduct of the business of Parent. To the Knowledge of Parent, there is no proposed order of any Governmental Body that, if issued or otherwise put into effect, (i) would have a material adverse effect on the Parent’s ability to perform any covenant or obligation under this Agreement or the other Operative Documents or (ii) would have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any of the other Operative Documents.

Section 4.4 SEC Reports. Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2009 (collectively, “SEC Reports”). As of its filing date or, in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act, its effective date, each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date such SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. The information, if any, supplied by Parent, Merger Sub or their Affiliates to the Company for inclusion in the proxy statement or other documents to be filed with the SEC in connection herewith will not on the dates that the proxy statement is first mailed to Shareholders contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in the light of the circumstances under which such statements are made.

Section 4.5 Brokers. Except for Lazard Freres & Co. LLC, the fees of which will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6 Parent Common Stock. All shares of Parent Common Stock which may be issued pursuant to the Merger, including upon the exercise of Parent Options issued by Parent hereunder will be, when issued in accordance with the terms hereof and, in the case of Parent Options, thereof, duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrances created by Parent (including restrictions on rights of disposition other than restrictions created under applicable securities laws other than as contained in this Agreement or Parent’s insider trading policies) and not subject to any preemptive rights created by statute, the certificate of incorporation or bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

Section 4.7 No Prior Operation of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and continuing until the earlier of termination of this Agreement and the Closing Date, unless Parent shall otherwise agree in writing (and except to the extent expressly provided otherwise in this Agreement), the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice; and the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of its Subsidiaries to, preserve substantially intact the business organization and assets of the Company and its Subsidiaries, keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, except as set forth in Schedule 5.1 of the Disclosure Memorandum, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Charter or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries other than (A) issuance of shares of Company Common Stock upon the exercise of Stock Purchase Rights outstanding on the date of this Agreement, (B) grants of Company Stock

Options to newly hired employees of the Company with an exercise price equal to the fair market value of the Company’s Common Stock at the time of such grants if the aggregate amount of exercise prices for all such Company Stock Options granted after June 8, 2009 and all other Stock Purchase Rights outstanding on June 8, 2009 do not exceed $35,000,000 and which are otherwise on terms consistent with the Company’s prior grants of Company Stock Options, including that no such grants may provide for acceleration of vesting as a result of the transactions contemplated by this Agreement, (C) issuance of shares of Company Common Stock in connection with Permitted Acquisitions, and (D) issuance of new stock certificates in connection with transfers by Shareholders, provided that such transfers do not violate the Voting Agreement, or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice, sales of obsolete or worn out equipment or sales of an immaterial amount of assets that are no longer used in the conduct of the Company’s business, or subjecting such properties or assets to Permitted Encumbrances;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, other than in connection with a Permitted Acquisition, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) except for the Merger or in connection with a Permitted Acquisition, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice under loan agreements set forth in the Company Disclosure Memorandum; provided, that in no event shall the Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(h) except in the ordinary course of business, enter into, amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any other Contract other than in the ordinary course of business consistent with past practice;

(i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $500,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 for the Company and its Subsidiaries taken as a whole;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case and $200,000 in any single year in the aggregate for all such leases;

(k) enter into or amend any employment, consulting or agency Contract, or increase, defer or fail to pay the compensation payable or to become payable to its officers, employees, agents or consultants or grant any severance or termination pay to (other than as required by applicable Law), or enter into any employment or severance Contract (other than for less than $25,000, in the ordinary course of business in connection with employees who are being terminated or who have been terminated) with, any director, officer or employee of the Company, or establish, adopt, enter into, terminate, fail to renew, or amend any Employee Benefit Plan, collective bargaining agreement, Contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $150,000 in total annual cash compensation from the Company or any of its Subsidiaries, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or forgive, cancel or defer any indebtedness or waive any claims or rights of material value (including any indebtedness owing by any shareholder, officer, director, employee or Affiliate of the Company);

(l) enter into any Contract with any Related Party of the Company or any of its Subsidiaries;

(m) enter into any Contract relating to or containing any marketing or joint marketing arrangements;

(n) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o) make, revoke or modify any material Tax election, settle or compromise any Tax liability, file any Return other than on a basis consistent with past practice, enter into any agreement with a Governmental Body with respect to Taxes or otherwise enter into a Contract with respect to Taxes;

(p) pay, discharge or satisfy any Claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Company Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement;

(q) cancel, compromise, waive or release any right or Claim other than in the ordinary course of business consistent with past practice;

(r) materially change the amount of any insurance coverage;

(s) permit the lapse of any right relating to Intellectual Property currently used in the business of the Company or any of its Subsidiaries or sell, assign, transfer or otherwise Encumber any rights to Exploit Company IP;

(t) except in the ordinary course of business consistent with past practice, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand;

(u) commence or settle any Claim other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Parent), or (C) for a breach of this Agreement;

(v) amend or otherwise take any action that would permit or cause any Company Option to accelerate in contemplation of or as a consequence of the Merger or the other transactions contemplated by this Agreement;

(w) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company in this Agreement or any Operative Document to be untrue or result in a breach of any covenant made by the Company in this Agreement or any Operative Document such that the conditions set forth in Section 7.3(a) would not be satisfied, or that has or would reasonably be expected to have a Material Adverse Effect; or

(x) enter into any binding agreement, or otherwise make a commitment, to do any of the foregoing.

Section 5.2 Access to Information. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company and its Subsidiaries shall afford Parent and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) reasonable access (including for inspection) at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent (including copies thereof) with financial, operating, Tax and other similar information as Parent may reasonably request. Notwithstanding the foregoing, the Company may restrict the foregoing access to the extent that (a) in the reasonable judgment of the Company, any Law, treaty, rule or regulation of any Governmental Body applicable to the Company requires the Company or its Subsidiaries prohibit access to any such properties or information, (b) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a third party and disclosure by the Company is not permitted, (c) in the reasonable judgment of the Company, such disclosure would result in disclosure of any trade secrets of third parties and such disclosure by the Company is not permitted, or (d) in the reasonable judgment of the Company, disclosure of any such information or document would result in the loss of the Company’s attorney-client privilege; provided, however, that in the case of each of (a), (b), (c) or (d), Parent and the Company each agree to use commercially reasonable efforts to establish a process that, through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a ‘clean room’ environment for analysis and review of information by joint integration teams in coordination with counsel and the Company, will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.2 in a manner that allows the Company to comply with applicable law and its confidentiality obligations to third parties or preserve the Company’s attorney-client privilege, as the case may be. All information furnished pursuant to this Section 5.2 shall be subject to the Confidentiality Agreement.

Section 5.3 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of their respective Affiliates and Representatives shall, directly or indirectly (a) solicit, initiate, facilitate, knowingly encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or knowingly encourage the submission of, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Parent shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact, and Company shall provide Parent with a copy of any written proposal. The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party, without the prior written consent of Parent. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition, purchase, sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a portion of the capital stock of the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries (other than inventory to be sold in the ordinary course of business consistent with past practice, sales of obsolete or worn out equipment or sales of an immaterial amount of assets that are no longer used in the conduct of the Company’s business), (ii) any merger, share exchange, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.3 shall prohibit the Company from registering or processing transfers or sales of the Company’s Capital Stock unless such transfers or sales are otherwise prohibited by any Operative Document.

Section 5.4 Shareholder Meeting; Written Consent. As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall take all action necessary in accordance with California Law and the Company’s Charter and Bylaws to (a) duly call, give notice of, convene and hold a meeting of its Shareholders (the “Shareholder Meeting”) for such Shareholders to consider and vote upon the approval of the Merger and the adoption and approval of this Agreement and the transactions contemplated hereby, including a vote by the holders of each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock for the Preferred Stock Conversion, or (b) the Company shall seek a vote to approve the Merger and for the adoption and approval of this Agreement and the transactions contemplated hereby, including a vote by the holders of each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock for the Preferred Stock Conversion via written consent. The Company will, through its Board of Directors, recommend to the Shareholders the adoption and approval of this Agreement and the transactions contemplated hereby, shall not withdraw, modify or change such recommendation, and shall use its best efforts to obtain Company Shareholder Approval.

Section 5.5 Proxy Statement/Form S-4. As promptly as practicable following the date of this Agreement, (a) the Company and Parent shall prepare and file with the SEC a proxy statement in preliminary form and (b) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 (the “Form S-4”), in which the proxy statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable best efforts to cause the proxy statement to be mailed to the Shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Capital Stock and rights to acquire Company Capital Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the proxy statement will be made by Parent or the Company, as applicable, without providing the other the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the proxy statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to the Shareholders.

Section 5.6 Notification of Certain Matters; Supplements to Disclosure Memorandum.

(a) Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall give prompt written notice to Parent of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement or any Operative Document, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Company or any of its Subsidiaries or any other Affiliate of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; (iv) the occurrence of any event, or the existence of any condition, that creates a substantial risk of the nonfulfillment of any of the conditions to Parent’s and Merger Sub’s obligations hereunder, (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Operative Documents or (vi) any Claim pending or, to the Company’s Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Operative Documents.

(b) At least three Business Days prior to the proposed Closing Date, the Company shall supplement the information set forth on the Disclosure Memorandum with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Memorandum or that is necessary to correct any information in the Disclosure Memorandum or in any representation or warranty of the Company which has been rendered inaccurate thereby promptly following discovery thereof. Except as set forth in Section 8.2(a) and Section 8.2(b), no such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Operative Document or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, the compliance by the Company with any covenant set forth herein or the indemnification provided for in Section 8.2.

Section 5.7 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Operative Documents, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.8 Options; Warrants. Prior to the Effective Time, the Company shall take all commercially reasonable actions to cause or ensure that (a) all of the Company’s warrants shall have been exercised prior to the Effective Time, (b) each Optionholder shall have executed and delivered to Parent an Option Consent in form and substance satisfactory to Parent, (c) Parent’s Board of Directors or Compensation Committee shall be the administrator of the

Company Stock Plan, and (d) after the Effective Time, the Company is not bound by any Stock Purchase Right or other equity-based right that would entitle any Person, other than Parent or its Affiliates, to beneficially own, or receive any consideration or other payments other than as contemplated by Section 2.9 in respect of, any capital stock of the Company or the Surviving Corporation. As soon as reasonably practicable following the date of this Agreement and conditional upon the Closing, the Company (and its board of directors) shall take all commercially reasonable actions and/or adopt such resolutions as may be required in order to give effect to and accomplish the transactions contemplated by Section 2.9 and this Section 5.8, including, without limitation, amending the Company Stock Plan (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the acceleration and cancellation of the Stock Options set forth on Schedule 2.9 as of the Effective Time, and (ii) to preclude any discretionary, automatic or formulaic grant of any Company Options, Stock Purchase Rights or other equity-based awards thereunder on or after the Closing Date.

Section 5.9 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated March 19, 2009 between Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.10 Commercially Reasonable Efforts.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Operative Documents as promptly as practicable, including to (i) obtain from Governmental Bodies and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Operative Documents, (ii) promptly make all necessary filings, and thereafter promptly make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law and (iii) contest and have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Operative Documents. In furtherance and not in limitation of the foregoing, the Company shall permit Parent reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent’s written consent. Notwithstanding anything herein to the contrary, Parent shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (x) require the divestiture of any assets of Parent, the Company or any of their respective Affiliates or (y) limit Parent’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of Parent’s or its Affiliates’ other assets or businesses.

(b) Without limitation to the provisions of subsection (a) hereof, the Company and its Subsidiaries shall give promptly such notice to third parties and use commercially reasonable efforts to obtain such third party consents and estoppel certificates as are set forth on Schedule 5.10(b). Parent and Merger Sub shall cooperate with and assist the Company and its Subsidiaries in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Parent nor Merger Sub shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any material change in the terms of any agreement or arrangement that Parent in its sole discretion may reasonably deem adverse to the interests of Parent, Merger Sub or the Company or any of its Subsidiaries.

Section 5.11 Public Announcements. On and after the date hereof and through the Closing Date (including in connection with any termination of this Agreement), the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, upon advice of counsel or as required by any listing agreement of any party hereto.

Section 5.12 Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, the Charter, the Bylaws or under any indemnification agreements binding on the Company as of the date of this Agreement and furnished or made available to Parent, indemnify and hold harmless the present and former directors and officers of the Company (each, an “Insured Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries and arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including the transactions contemplated hereby) (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Insured Party to the fullest extent permitted under applicable Law, upon receipt from the Insured Party for whom expenses are paid of any undertaking to repay such amounts required under applicable Law), and Parent will not prohibit the Surviving Corporation from honoring such indemnification obligations and agreements, subject to applicable Law. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Insured Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided further, that the Surviving Corporation shall not be obligated pursuant to this Section 5.12 to pay the fees and expenses of more than one counsel for all Insured Parties in any single action unless a conflict of interest precludes the effective representation of more than one Insured Party with respect to the applicable claim, action, suit, proceeding or investigation. Furthermore, and notwithstanding the foregoing, the Company may, prior to or in connection with the Closing, purchase a “tail” policy under the Company’s existing directors’ and officers’ insurance policy (the “Tail Policy”), with the cost of such Tail Policy included in the Transaction Expenses. If (x) the Surviving Corporation consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, (y) the Surviving Corporation transfers or conveys a material portion of its properties and assets to any Person, or (z) Parent transfers or conveys all or substantially all of the voting equity securities of the Surviving Corporation to any Person, proper provision shall be made so that the continuing or surviving corporation or entity of such consolidation or merger, or Person to whom such properties and assets or voting equity securities are transferred or conveyed, expressly assumes the obligations set forth in this Section 5.12.

(b) The articles of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the articles of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of four years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, with respect to acts or omissions occurring prior to the Effective Time, unless such modification shall be required by applicable Law.

Section 5.13 Preferred Stock Conversion. The Company shall take all necessary action to enable the holders of each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock to vote for an automatic conversion of such series of Preferred Stock into Shares immediately prior to the Merger pursuant to Section 3(b)(ii) of the Charter (the “Preferred Stock Conversion”).

Section 5.14 Parent Equity Grants. In order to retain the Company’s employees after consummation of the Merger, Parent is implementing a retention program by which it will make grants of Parent restricted stock units or cash payments equal to approximately $40 million (at least $20 million of which will be broad based grants) to Persons employed by the Company as of the Effective Time, including grants made to Key Employees pursuant to the retention agreements as described in Recital C of this Agreement. Parent and the chief executive officer of the Company will consult regarding the allocation of such grants, but final determination of all such grants will be in Parent’s sole discretion. All grants pursuant to such retention program shall be made in exchange for services to be provided following the Closing and not in exchange for Capital Stock or services provided prior to the Closing.

Section 5.15 Section 280G Notwithstanding anything to the contrary contained in this Agreement, the Company shall use commercially reasonable efforts to ensure that (i) the receipt of any compensation, benefits or amounts that may reasonably be deemed to result in an “excess parachute payment” (within the meaning of Section 280G(c) of the Code) to each person who is a “disqualified individual” with respect to the Company, within the meaning of Section 280G(c) of the Code shall be subject to shareholder approval in accordance with Section 280G(b)(5)(A)(ii) of the Code and the Treasury Regulations thereunder and that (ii) such compensation, benefits or amounts shall not be payable or otherwise inure to the benefit of such person in a manner that will result in such amount being treated as such an “excess parachute payment.” The Company shall have provided to Parent written evidence, in a form reasonably satisfactory to Parent, that the Company has complied with its obligations under this Section 5.15.

Section 5.16 Consideration Spreadsheet. Prior to the Closing the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Financial Officer of the Company, that includes the total issued and outstanding Capital Stock of the Company by each class and series, and the total outstanding number of Company Options and any other Stock Purchase Rights outstanding, each as of the Effective Time. Such Consideration Spreadsheet shall set forth for each record and beneficial holder of any shares of Capital Stock, Company Options or Stock Purchase Rights, the number of shares of Capital Stock by series and class, and the number of Company Options or other Stock Purchase Rights owned by each such holder, the number of shares of Parent Common Stock issuable to each such holder pursuant to Section 2.7, the number of shares of Parent Common Stock to be delivered to the Escrow Agent on behalf of such holder pursuant to Section 2.7(f) (stating separately the number of shares to be held in the Indemnity Escrow Fund and the number of shares to be held in the Shareholder Representative Expense Fund), the amount of cash in lieu of fractional shares payable to each such holder pursuant to Section 2.10(e) and the number of Parent Options issuable to such holder upon conversion of Company Options pursuant to Section 2.9.

Section 5.17 New Law. Upon the enactment prior to the Closing Date of a New Law, the Company shall take such actions as reasonably requested by Parent to comply with or challenge such New Law.

ARTICLE VI

TAX MATTERS

Section 6.1 Actions. None of Parent, Merger Sub or the Company shall take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.2 Representation Letters. Each of Parent, Merger Sub and the Company shall deliver on a timely basis to the counsel referred to in Section 7.1(d) the representation letters referred to therein as reasonably requested by such counsel. The parties acknowledge that Parent’s representation letter will include a representation to the effect that, following the Merger, Parent intends to cause the Surviving Corporation to be reincorporated into another state by merger of the Surviving Corporation with and into a newly formed corporation.

Section 6.3 Transfer Taxes. Each Shareholder shall be responsible for all share transfer or similar Taxes imposed on such Shareholder in connection with the Merger.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the conditions for the benefit of such party):

(a) No Injunction or Prohibition. No action shall have been taken, or any statute, rule, regulation or order shall have been enacted or deemed applicable to the transactions contemplated by this Agreement, and no temporary or permanent restraining order or preliminary or permanent injunction or other order shall have been issued by, any Governmental Body, that would prohibit the consummation of the transactions contemplated by this Agreement.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Operative Documents shall have expired or shall have been terminated.

(c) Approval of Shareholders. Company Shareholder Approval shall have been validly obtained under applicable Law and the Company’s Charter and Bylaws.

(d) Reorganization for Tax Purposes. Parent and the Company shall have received a written opinion from Gibson, Dunn & Crutcher LLP and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, it being understood that the issuance of such opinions shall be conditioned upon the accuracy of assumptions referred to therein and on the receipt by such counsel of and reliance on customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel and each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect, and such opinions shall not have been withdrawn; provided, however, that if either party fails to receive such an opinion (or such opinion has been withdrawn prior to Closing) and counsel for the other party has delivered (and not withdrawn) its opinion, the party that failed to receive such an opinion shall be deemed to have waived this condition and shall be required to rely on the opinion of counsel for the other party, subject to such counsel’s consent.

(e) Registration Statement Effective. The SEC shall have declared the Form S-4 effective. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued, and no proceeding for such purpose, and no similar proceeding in respect of the proxy statement, shall have been initiated or threatened in writing by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonably satisfaction of the Company and Parent.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Parent or Merger Sub contained in this Agreement and any Operative Document, taken as a whole, shall be true and correct in all material respects, both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall have been true and correct in all material respects taken as a whole, as of such specified date in each case without giving effect to any limitation or qualification as to “materiality” (including the word “material”), “Material Adverse Effect” or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties. Parent and Merger Sub shall have materially performed all obligations and agreements and materially complied with all covenants and conditions required by this Agreement or any Operative Document to be performed or complied with by them prior to or at the Closing. The Company shall have received from each of Parent and Merger Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of Parent and Sub.

(b) Operative Documents. The Company shall have received an executed counterpart of each of the Operative Documents to which it is a party, signed by each party other than the Company.

(c) Legal Opinion. The Company shall have received a legal opinion from Gibson, Dunn & Crutcher LLP, addressed to the Company and dated the Closing Date as to the matters set forth on Exhibit H-1.

Section 7.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement and any Operative Document, taken as a whole, shall have been true and correct in all material respects as of the date of this Agreement; provided, however, that any breach or inaccuracy of the representations and warranties of the Company contained in Section 3.1 (Organization) and 3.8 (Taxes) of this Agreement resulting from the failure to collect state sales or use Taxes with respect to sales made in the ordinary course of business and arising out of or resulting from those facts relating thereto disclosed to Parent in the Company’s virtual data-room on or before the date of this Agreement shall be taken into account in determining whether the condition in this Section 7.3(a)(i) is satisfied only to the extent such breach or inaccuracy, individually or in the aggregate with all other breaches or inaccuracies of representations and warranties of the Company, can reasonably be expected to have a Material Adverse Effect; and (ii)(A) the representations and warranties made by the Company in Sections 3.1 (Organization) (but only to the extent the breach or inaccuracy would not have occurred but for the enactment, following the date of this Agreement, of a New Law requiring the Company or a Subsidiary to collect and remit sales and use Taxes in a jurisdiction in which the Company or a Subsidiary was not registered to collect and remit sales and use Taxes prior to the Effective Time), 3.5 (No Approvals; No Conflicts), Section 3.8 (Taxes), 3.10 (Contracts), 3.11 (Suppliers), 3.13 (Claims and Legal Proceedings; Government Orders), 3.16 (Intellectual Property), 3.19 (Licenses, Permits, Authorizations, etc.), 3.20 (Compliance with Laws) and 3.27 (Full Disclosure) (collectively, the “Specified Representations”) shall be true and correct as of the Closing Date as if made on the Closing Date, except where the failure to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (B) the representations and warranties made by the Company in this Agreement and any Operative Document, taken as a whole, other than the Specified Representations, shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except (X) in the case of clauses (i) and (ii), for representations and warranties that were made as of a specified date, which shall have been true and correct in all material respects, taken as a whole, as of such date; and (Y) in each case under clauses (i) and (ii) without giving effect to any limitation or qualification as to “materiality” (including the word “material”), “Material Adverse Effect” or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties). The Company shall have materially performed all obligations and agreements and materially complied with all covenants and conditions required by this Agreement or any Operative Document to be performed or complied with by it prior to or at the Closing. Parent shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Consents and Approvals. All third party consents to the Merger set forth on Schedule 7.3(b) and all authorizations, consents, orders and approvals from all Governmental Bodies and officials shall have been received and shall be satisfactory in form and substance to Parent in its reasonable discretion.

(c) No Litigation. No Claim shall have been commenced or threatened in writing on behalf of any Governmental Body that, in the reasonable, good faith determination of Parent, is reasonably likely to (i) result in the payment of monetary damages as a result of the consummation of the transactions contemplated by this Agreement or any Operative Document which would not be recoverable from the Indemnity Escrow Fund, (ii) require divestiture of any assets of Parent as a result of the transactions contemplated by this Agreement or the divestiture of any assets of the Company or any of its Subsidiaries, (iii) prohibit or impose limitations on Parent’s ownership or operation of all or a material portion of its or the Company’s business or assets (or those of any of its Subsidiaries or Affiliates) or (iv) impose limitations on the ability of Parent or its Affiliates, or render Parent or its Affiliates unable, effectively to control the business, assets or operations of the Company or its Subsidiaries in any material respect.

(d) Operative Documents. Parent shall have received an executed counterpart of each of the Operative Documents to which it is a party, signed by each party other than Parent or Merger Sub, except as otherwise provided in Section 7.3(l).

(e) Legal Opinion. Parent shall have received a legal opinion from Fenwick & West LLP, addressed to Parent and dated the Closing Date as to the matters set forth on Exhibit H-2.

(f) Certification. The Company shall have delivered a certificate, in form and substance reasonably satisfactory to Parent, no earlier than thirty (30) days prior to the Closing, to the effect that interests in the Company, including the shares of Company Common Stock and Preferred Stock, are not “United States real property interests” within the meaning of Section 897 of the Code.

(g) Resignations. Parent shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.

(h) Schedule of Transaction Expenses. The Company shall have delivered to Parent the Schedule of Expenses.

(i) Third Party Expense Statements and Releases. Parent shall have received from each third party referred to in the Schedule of Expenses a written instrument in form and substance reasonably satisfactory to Parent containing (i) the bill for the aggregate unpaid fees and expenses of such party incurred by the Company as of the Closing Date (and stating the amount of previously paid fees and expenses) that are or may be characterized as Transaction Expenses hereunder and (ii) a statement releasing and discharging Parent, Merger Sub, the Company, the Surviving Corporation and any of their Affiliates from any liability for any Transaction Expenses or amounts thereof not specifically referred to in the Schedule of Expenses, though for purposes of clarity, only for services rendered prior to the Closing.

(j) Maximum Dissenting Shares. Not more than 15% of the total Shares and shares of Preferred Stock collectively outstanding immediately prior to the Effective Time shall be, or have the ability to become, Dissenting Shares.

(k) Non-Competition Agreements. Each of the Non-Competition Agreements shall remain in full force and effect.

(l) Option Consents. Optionholders who in the aggregate hold at least 85% of the Company Options outstanding at the Effective Time shall have delivered an Option Consent.

(m) No Material Adverse Effect. There shall not have occurred since the date of this Agreement a Material Adverse Effect, which is continuing.

(n) Officers. Each of Anthony Hsieh, Alfred Lin and Fred Mossler shall remain employed by the Company in his current position and none shall have indicated he intends to terminate his employment or relationship with the Company.

(o) Consideration Spreadsheet. The Consideration Spreadsheet shall have been delivered to Parent and shall have been certified by the Chief Financial Officer of the Company as being true and correct and Parent shall have approved the accuracy such spreadsheet.

(p) Software. The Company and all of its Subsidiaries shall have (i) completely ceased using or otherwise Exploiting in any way any version of the Gitorious software or any derivative work based thereon, including, without limitation, any version thereof distributed by Shortcut AS under the GNU Affero General Public License and any derivative work based on any such version (collectively, “Gitorious”) and (ii) deleted or destroyed all copies of Gitorious in the possession or under the control of the Company or any Subsidiary thereof and all copies of any other software in the possession or under the control of the Company or any Subsidiary thereof that is subject to any Open Source License under which the Company or any Subsidiary thereof obtained any copy of Gitorious or any rights in or relating to Gitorious; and the Company shall have delivered to Parent the written statement of an authorized of the Company, certifying that the condition specified in this Section 7.3(p) has been fully satisfied in all respects.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

(a) From and after the Effective Time, the representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and the Operative Documents and any schedule, certificate or other similar document delivered pursuant hereto or thereto by such parties in connection with the transactions contemplated hereby or thereby shall survive the Closing until 5:00 p.m., Seattle, Washington time on February 28, 2011; provided, however, that: the representations and warranties set forth in Sections 3.2 and 4.2 relating to enforceability and authority, Section 3.3 relating to capitalization, 3.4 relating to equity interests, Section 3.8 relating to Taxes, and Sections 3.23 and 4.5 relating to broker’s fees and finder’s fees (Sections 3.2, 3.3, 3.4, 3.8, 3.23, 4.2 and 4.5 are collectively referred to herein as the “Core Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive indefinitely.

(b) No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty and as set forth herein, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.2 Indemnification by the Indemnifying Shareholders and Consenting Optionholders. From and after the Effective Time, the Indemnifying Shareholders and the Consenting Optionholders, severally on a pro rata basis, shall save, defend, indemnify and hold harmless Parent, Merger Sub, the Surviving Corporation and their Affiliates, and the respective Representatives and permitted successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, Claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including reasonable outside attorneys’ fees, reasonable costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any Breach of any representation or warranty made by the Company contained in this Agreement or any Operative Document to which the Company is a party or any schedule, certificate or other similar document delivered pursuant hereto or thereto or any Third Party Claim that if meritorious would have been a breach of any representation or warranty made by the Company contained in this Agreement or any Operative Document to which the Company is a party or any schedule, certificate or other similar document delivered pursuant hereto or thereto (for purposes of determining Losses under this Section 8.2(a), without giving effect to any limitations or qualifications thereto relating to materiality, Material Adverse Effect, or any supplements or updates to the Disclosure Memorandum made after the date hereof other than inclusion in a supplement to the Disclosure Schedule of (i) any of the items set forth on Schedule 8.2(a), and (ii) any matter to which Parent provided its consent pursuant to Section 5.1) or any Breach of the covenant contained in Section 5.6(b);

(b) any Breach of any covenant (other than contained in Section 5.6(b)) or agreement by Company contained in this Agreement or any Operative Document to which the Company is a party or any schedule, certificate or other similar document delivered pursuant hereto or thereto (including as a result of the action or failure to act of the Company or any of its Subsidiaries) or the taking of any action prohibited by Section 5.1 for which Parent did not expressly consent, or any Breach of the Non-Compete by a Key Employee, but only to the extent of shares of Parent Common Stock escrowed on behalf of such breaching Key Employee (for purposes of clarity, such Key Employee’s Breach to be the several obligation of such Key Employee);

(c)(i) any Transaction Expenses charged to Parent, Merger Sub, the Surviving Corporation or the Company that were either not reflected on the Schedule of Expenses or were in excess of $15,000,000, or (ii) any amounts required to be paid to any Shareholder in excess of amounts set forth in the Consideration Spreadsheet;

(d) any amounts required to be paid to holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such Shareholder would have received hereunder had such Shareholder not been a holder of Dissenting Shares, or

(e) without duplication of any amounts indemnified pursuant to Section 8.2(a), any Tax that is a Disclosed Tax (as hereinafter defined) and all Losses related thereto; provided, however, that the indemnity obligation for a Disclosed Tax shall be reduced (but not below zero) by the reserve for such Disclosed Tax that is included as a liability for Taxes in the Interim Balance Sheet, to the extent the reserve was established for the issue that gave rise to such indemnity obligation. For purposes of this Section 8.2(e), a “Disclosed Tax” means a Tax (whether or not stated in terms of amount) that is disclosed as a liability or potential liability, or that could result from one or more issues or potential issues referred to, in Schedule 3.8 of the Disclosure Memorandum, and (without duplication) any Tax that may be imposed as a result of audits referred to in Schedule 3.8 of the Disclosure Memorandum.

From and after the Effective Time, the Indemnifying Shareholders and the Consenting Optionholders shall have no rights of contribution or otherwise from the Company or any Subsidiary of the Company with respect to any indemnification obligations such Indemnifying Shareholders and Consenting Optionholders may have under this Article VIII. Notwithstanding the foregoing, a Breach of a representation in Section 3.1 or Section 3.8 that would not have occurred but for the enactment, following the date of this Agreement, of one or more new Laws requiring the Company or a Subsidiary to collect and remit sales and use Taxes in a jurisdiction in which the Company or a Subsidiary was not registered to collect and remit sales and use Taxes prior to the Effective Time, (“New Law”) shall not give rise to a claim for indemnity pursuant to Section 8.2(a) based on such Breach, it being understood that any Breach of a representation in Section 3.1 or Section 3.8 that would have occurred absent the enactment of such New Law shall continue to give rise to a claim for indemnity pursuant to Section 8.2(a).

Section 8.3 Indemnification by Parent and the Surviving Corporation. From and after the Effective Time, Parent and the Surviving Corporation shall save, defend, indemnify and hold harmless the Indemnifying Shareholders, the Consenting Optionholders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any Breach of any representation or warranty made by Parent or Merger Sub contained in this Agreement or any Operative Document or any schedule, certificate or other similar document delivered pursuant hereto or thereto (for purposes of determining Losses under this Section 8.3(a), without giving effect to any limitations or qualifications as to materiality, or Material Adverse Effect); and

(b) any Breach of any covenant or agreement by Parent or Merger Sub contained in this Agreement or any Operative Document or any schedule, certificate or other similar document delivered pursuant hereto or thereto.

Section 8.4 Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article VIII of this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person (including notice of the commencement of any legal proceeding, threat, audit or examination) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof (which in the case of Parent shall be in the form of an Officer’s Certificate) to the Shareholder Representative, on behalf of the Indemnifying Shareholders and the Consenting Optionholders, or to Parent, as applicable (the “Indemnifying Party”, for avoidance of doubt, the Indemnifying Shareholders and Consenting Optionholders are collectively the “Indemnifying Party” as such term is used in this Agreement and not each individually the “Indemnifying Party”) and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request (but, at a minimum, shall provide the following: (i) the amount of such Losses (which, in the case of Losses not yet incurred or paid may be the maximum amount reasonably likely to be incurred or paid), including a statement of the number of shares of Parent Common Stock representing such claim, and identifying the specific clause or clauses of this Agreement pursuant to which an Indemnified Party is entitled to indemnification, and (ii) specifying in reasonable detail (based upon the information then possessed) the facts and circumstances related to the breach and the individual items of such Losses arising out of, resulting from or in connection with such breach). The failure to provide such notice or any delay in providing it, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay (other than in the event that such notice is provided after the applicable time by which a claim must be made under this Agreement as provided in Section 8.1(b)). If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement (and if such Third Party Claim does not attempt to impose equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder, or (D) could affect the liability of Parent, the Company or their Affiliates in periods not specifically addressed in such Third Party Claim. The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or Claim is made against it hereunder by the Indemnified Party.

(b) If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (which in the case of Parent shall be in the form of an Officer’s Certificate) and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request (but, at a minimum, shall provide the following: (i) the amount of such Losses (which, in the case of Losses not yet incurred or paid may be the maximum amount reasonably likely to be incurred or paid), and identifying the specific clause or clauses of this Agreement pursuant to which an Indemnified Party is entitled to indemnification, (ii) specifying in reasonable detail (based upon the information then possessed) the facts and circumstances related to the breach and the individual items of such Losses arising out of, resulting from or in connection with such breach). The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII (other than in the event that such notice is provided after the applicable time by which a claim must be made under this Agreement as provided in Section 8.1(b)). If the Indemnifying Party does not notify the Indemnified Party within twenty days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference, which payment in the case of indemnification pursuant to Section 8.2 shall be made by pro rata and severally by forfeiture of shares of Parent Common Stock held in the Indemnity Escrow Fund and forfeiture of Parent Options by Consenting Optionholders.

(c) At any time on or before the termination of the Indemnity Escrow Fund, upon receipt by the Escrow Agent of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, or the basis for such anticipated Liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request (but, at a minimum, shall provide the following: (i) the amount of such Losses (which, in the case of Losses not yet incurred or paid may be the maximum amount reasonably likely to be incurred or paid), including a statement of the number of shares of Parent Common Stock representing such claim, and identifying the specific clause or clauses of this Agreement pursuant to which an Indemnified Party is entitled to indemnification, and (ii) specifying in reasonable detail (based upon the information then possessed) the facts and circumstances related to the breach and the individual items of such Losses arising out of, resulting from or in connection with such breach), the Escrow Agent shall, subject to the provisions of Section 8.4(e) hereof, deliver to Parent out of the Indemnity Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Indemnity Escrow Fund having a value, determined in accordance with

Section 8.4(d), equal to the amount of such Losses (or in the case of each Consenting Optionholder, to the extent such Consenting Optionholder has not contributed shares into the Indemnity Escrow Fund to cover their respective several obligation for such Losses, Parent shall be entitled to offset such Losses against their respective Parent Options pursuant to the Option Consent).

(d) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Indemnity Escrow Fund pursuant to Section 8.4(c) hereof (or with respect to the Consenting Optionholders, in connection with determining their respective pro rata share of the Losses), the shares of Parent Common Stock shall be valued at Parent Stock Price.

(e) At the time of delivery of any Officer’s Certificate to the Escrow Agent as described in Section 8.4(c), a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholder Representative, and for a period of 20 days after such delivery the Escrow Agent shall make no delivery to Parent of any of the Indemnity Escrow Fund pursuant to Section 8.4(c) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such 20 day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Indemnity Escrow Fund in accordance with Section 8.4(c) hereof, provided that no such payment or delivery may be made if Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and Parent prior to the expiration of such 20 day period.

(f) In case the Shareholder Representative shall timely object in writing to any claim or claims made in any Officer’s Certificate, the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, the parties shall resolve any such dispute as provided in Section 10.10.

(g) Notwithstanding the provisions of Section 10.10, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a Claim in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any Claim that an Indemnified Party may have under this Agreement with respect to such Claim or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such Claim anywhere.

Section 8.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) Deductible. An Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from the Indemnifying Party (other than with respect to Breaches of Core Representations or Losses resulting therefrom which shall not be counted towards the Deductible nor subject to the Deductible) equals or exceeds $1,000,000, (the “Deductible”), in which case the Indemnifying Party shall be liable only for the Losses in excess of the Deductible.

(ii) Maximum Liability for Breach of non-Core Representation by Parent. The maximum aggregate amount of Losses which may be recovered by an Indemnified Party arising out of or relating to the causes set forth in Section 8.3(a) (other than a Breach of a Core Representation or arising out of or relating to the untruth or breach of any representation or warranty in the event of fraud, intentional misrepresentation or intentional breach) shall be an amount equal to ten percent (10%) of the Total Merger Consideration.

(iii) Maximum Liability for Breach of Core Representation or Covenant by Parent. The maximum aggregate amount of Losses which may be recovered by an Indemnified Party arising out of or relating to the causes set forth in Section 8.3(a) for a Breach of a Core Representation or under Section 8.3(b) shall be an amount equal to the Total Merger Consideration.

(iv) Maximum Liability for Breach of non-Core Representation or Certain Tax Matters by the Company. The maximum aggregate amount of Losses which may be recovered by an Indemnified Party arising out of or relating to (x) the causes set forth in Section 8.2(a) (other than a Breach of a Core Representation or arising out of or relating to the untruth or breach of any representation or warranty in the event of fraud or intentional misrepresentation), and (y) the untruth or breach of any representation or warranty made in any Core Representation under Section 8.2(a) to the extent such Losses are comprised of state sales or use Taxes with respect to sales made in the ordinary course of business or state income Taxes (as well as any interest and penalties thereon and any investigative and defense costs, including reasonable attorney’s fees, relating thereto), in each case, that the Company or any Subsidiary failed to pay prior to the Closing, shall be an amount equal to, and consisting solely of, the value of:

(A) the shares of Parent Common Stock (based on the Parent Stock Price) in the Indemnity Escrow Fund (including any additional shares as may be issued after the Effective Time with respect to the shares constituting the Indemnity Escrow Amount upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time), minus

(B) the number of shares of Parent Common Stock (based on the Parent Stock Price) placed in the Indemnity Escrow Fund by holders of shares that were or could have become Dissenting Shares who shall have withdrawn or relinquished their rights as dissenting shareholders and deposited additional shares of Parent Common Stock into the Indemnity Escrow Fund to the extent not distributed pursuant to Section 8.7(b) below), plus

(C) the aggregate number of Parent Options subject to forfeiture pursuant to the terms of all Option Consents.

(v) Maximum Liability for Special Matters by the Company. Subject to the limitations set forth in Section 8.5(a)(iv) with respect to state sales, use and income Taxes, the maximum aggregate amount of Losses which may be recovered by an Indemnified Party arising out of or relating to the Special Matters (other than arising out of or relating to the untruth or breach of any representation or warranty in the event of fraud or intentional misrepresentation) shall be limited to an amount equal to the value of the shares of Parent Common Stock (based on the Parent Stock Price) actually received by all such Indemnifying Shareholders (including shares of Parent Common Stock in the Indemnity Escrow Fund), and all of the Parent Options issued to Consenting Optionholders pursuant to Section 2.9; provided, that with respect to Special Matters, the Indemnified Persons must first seek to recover any Losses to which they are entitled from the Indemnity Escrow Fund and exhaust all amounts in the Indemnity Escrow Fund (after taking into account all other indemnification obligations recoverable from the Indemnity Escrow Fund) before seeking recovery from any Indemnifying Shareholder pursuant to this Agreement.

(vi) Liability for Fraud, Etc. The maximum aggregate amount of Losses which may be recovered by an Indemnified Party arising out of or relating to the untruth or breach of any representation or warranty in the event of fraud or intentional misrepresentation shall not be subject to any limitation.

(vii) Limits on Deductible for Parent. The limits of Sections 8.5(a)(i) shall not apply to Losses arising out of or relating Breach of a Core Representation under Section 8.3(a), any representation or warranty in the event of fraud, intentional misrepresentation or intentional breach by Parent or Merger Sub, or the matters arising under Section 8.3(b).

(viii) Limits on Deductible for the Indemnifying Shareholders and Consenting Optionholders. The limits of Sections 8.5(a)(i), shall not apply to(A) Losses arising out of or relating to the untruth or breach of any representation or warranty made in any Core Representation by the Company under Section 8.2(a), (B) Losses arising out of or relating to the untruth or breach of any representation or warranty in the event of fraud, intentional misrepresentation or intentional breach by the Company or (C) to those items set forth in Sections 8.2(b), (c), (d), or (e) (Sections 8.5(a)(viii)(A), (B) and (C) are collectively, the “Special Matters”).

(ix) Limit on Parent and Surviving Corporation Indemnification to Preserve Reorganization Status. Parent’s indemnity obligations under this Agreement and the Operative Documents shall be reduced to the extent necessary so that the Merger will not to fail to qualify as a reorganization, as defined in Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, as a result of payments in cash to holders or former holders of Dissenting Shares, if any, and the indemnity obligations of Parent and the Company set forth herein or arising under any other of the Operative Documents. Upon request by Parent following a final determination or agreement that any cash amounts are owed by Parent or the Surviving Corporation to the former shareholders of the Company (other than by reason of Section 2.8), the Shareholder Representative and Parent shall agree in writing upon the amount of the reduction, if any, in such obligation required under this Section 8.5(a)(ix), and Parent and the Surviving Corporation shall be deemed to have satisfied their obligations under this Section 8.5(a)(ix), and shall not be deemed to have breached Section 6.1, by paying such reduced amount.

(b) An Indemnified Party may not make a claim for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 8.1, except as otherwise provided in such Section.

(c) The amount of any Losses that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds, indemnification payments or contribution payments actually received by Parent, Merger Sub, the Surviving Corporation and their Affiliates, provided that Parent, Merger Sub, the Surviving Corporation and/or their Affiliates shall be under no obligation to seek any such insurance proceeds, indemnification payments or contribution payments.

Section 8.6 Remedies Not Affected by Investigation, Disclosure or Knowledge. Subject to the limitations set forth in this Article VIII, if the transactions contemplated hereby are consummated, Parent expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or Knowledge of such party in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 8.7 Indemnity Escrow Fund; Shareholder Representative Expense Fund.

(a) If the Merger is consummated, the indemnification provisions in this Article VIII shall be the sole and exclusive remedy for any and all Claims with respect to this Agreement other than in the case of fraud or intentional misrepresentation.

(b) If the Indemnity Escrow Ratio used to calculate the number of shares of Parent Common Stock contributed to the Indemnity Escrow Fund on behalf of the Indemnifying Shareholders is greater than 10% as of the Closing Date, and if between the Closing Date and the thirty day anniversary of the Closing Date any Shareholder who was not an Indemnifying Shareholder as of the Closing Date shall have withdrawn or relinquished his/her/its rights as dissenting shareholders under Chapter 13 of the CGCL in connection with the Merger (a “Relinquishing Shareholder”), Parent agrees that it shall, as soon as commercially practicable after such thirty day anniversary of the Closing Date, instruct the Escrow Agent to deliver to each Indemnifying Shareholder (that was not a Relinquishing Shareholder), a pro rata portion of the shares of Parent Common Stock placed in the Indemnity Escrow Fund by such Relinquishing Shareholders to reflect an Indemnity Escrow Ratio as of the Closing for each such Indemnifying Shareholder as of such thirty day anniversary date of the Closing of: (x) 0.10 multiplied by the ratio of (y) the total number of outstanding shares of Capital Stock of the Company as of immediately prior to the Effective Time on a fully diluted basis (i.e., inclusive of Stock Purchase Rights) divided by that number equal to (1) the total number of outstanding shares of Capital Stock of the Company on a fully diluted basis (i.e., inclusive of Stock Purchase Rights) minus (2) the total number of issued and outstanding shares of Capital Stock that are dissenting shares in accordance with Chapter 13 of the CGCL as of such thirty day anniversary of the Closing Date. Additionally, as provided in the Option Consent, such Consenting Optionholders shall also be subject to a pro rata reduction in their indemnity obligations under the Option Consent in an amount consistent with the formulation described above to account for any such shares of Parent Common Stock placed in the Indemnity Escrow Fund by such Relinquishing Shareholders.

(c) Promptly, but in any event within five Business Days, after February 28, 2011, Parent shall instruct the Escrow Agent to release all amounts in the Indemnity Escrow Fund in excess of (i) $40 million of Parent Common Stock (valued at the Parent Stock Price), plus (ii) an amount of Parent Common Stock (valued at the Parent Stock Price) equal to any unsatisfied indemnification claims pending that were described in any Officer’s Certificate delivered prior to February 28, 2011 to the Indemnifying Shareholders pro rata in accordance with the contributions made to the Escrow Fund by such Indemnifying Shareholders (as adjusted for any amounts delivered to Parent with respect to a several Breach by any such Indemnifying Shareholder).

(d) Upon the termination of the Indemnity Escrow Fund on the four year anniversary of the Closing Date (or such later date to the extent of pending claims) and otherwise pursuant to the terms of the Escrow Agreement, the Escrow Agent shall deliver any shares of Parent Common Stock remaining in the Indemnity Escrow Fund to the Indemnifying Shareholders. Delivery of such Parent Common Stock (and any amounts earned thereon) to Indemnifying Shareholders shall be made pro rata in accordance with the contributions made to the Escrow Fund by such Indemnifying Shareholders (as adjusted for any amounts delivered to Parent with respect to a several Breach by any such Indemnifying Shareholder). Notwithstanding the foregoing, the Escrow Agent shall make no distributions to Indemnifying Shareholders from the Indemnity Escrow Fund to the extent necessary and shall retain an amount equal to any unsatisfied indemnification claims pending that were described in any Officer’s Certificate delivered prior to the four year anniversary of the Closing Date.

(e) Each Indemnifying Shareholder shall have voting rights with respect to the shares of Parent Common Stock deposited to the Indemnity Escrow Fund and the Shareholder Representative Expense Fund by or on behalf of such Indemnifying Shareholder (and any additional shares as may be issued after the Effective Time with respect to the shares constituting the Indemnity Escrow Amount or the Shareholder Representative Expense Fund Amount upon any stock split, dividend or recapitalization effected by Parent after the Effective Time) unless paid pursuant to an indemnification claim. Each Indemnifying Shareholder shall have the right to receive any cash dividends or distributions made with respect to shares of Parent Common Stock deposited to the Indemnity Escrow Fund and the Shareholder Representative Expense Fund, but any

additional shares of Parent Common Stock as may be issued after the Effective Time with respect to the shares constituting the Indemnity Escrow Amount or the Shareholder Representative Expense Fund Amount, in either case, upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time shall be retained in the Indemnity Escrow Fund, or in the case of the Shareholder Representative Expense Fund, in the Shareholder Representative Expense Fund. For federal income Tax purposes, the Indemnifying Shareholders on whose behalf the Shares of Parent Common Stock in the Indemnity Escrow Fund were deposited will be treated as the owners of such Shares unless and until such Shares are returned to Parent.

(f) Pursuant to the terms of this Agreement and the Escrow Agreement, the shares of Parent Common Stock constituting the Shareholder Representative Expense Fund shall be held in a segregated account by the Escrow Agent and shall be solely available to reimburse the Shareholder Representative for expenses incurred by the Shareholder Representative in performing its duties hereunder (including legal fees and expenses related thereto) and in connection therewith, the Shareholder Representative shall have the authority to instruct the Escrow Agent to liquidate any shares of Parent Common Stock then placed in the Shareholder Representative Expense Fund and to distribute any amounts received upon such liquidation to either the Shareholder Representative personally, or at the instruction of the Shareholder Representative, to any third party providing services to the Shareholder Representative in connection with his obligations hereunder (including legal fees and expenses related thereto, and for purpose of clarity, relating to the defense of third party claims against the Indemnifying Shareholders and Consenting Optionholders). If any shares of Parent Common Stock remain in the Shareholder Representative Expense Fund at such time as the Shareholder Representative reasonably believes that all of his obligations have been satisfied pursuant to the terms of this Agreement and the Escrow Agreement, such shares shall be distributed by the Escrow Agent to the Shareholders based on their pro rata interest therein (as calculated based on the number of shares of Parent Common Stock placed in the Shareholder Representative Expense Fund by each such Indemnifying Shareholder). For federal income Tax purposes, the Shareholders on whose behalf the shares of Parent Common Stock in the Shareholder Representative Expense Fund were deposited will be treated as the owners of such Shares and of any income thereon or proceeds therefrom unless and until such amounts are distributed from the Shareholder Representative Expense Fund to pay expenses as provided in this Agreement and the Escrow Agreement.

(g) Upon any distribution of shares of Parent Common Stock to Indemnifying Shareholders from the Indemnity Escrow Fund or the Shareholder Representative Expense Fund, in lieu of any fractional shares, Indemnifying Shareholders who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock will be paid an amount in cash (without interest) equal to such holder’s respective proportionate interest in the net proceeds from the sale or sales in the open market by the Escrow Agent, on behalf of all such Indemnifying Shareholder, of the aggregate fractional shares of Parent Common Stock which would otherwise be released. Prior to any such release, the Escrow Agent shall determine the excess of (i) the number of shares of Parent Common Stock to be distributed to Indemnifying Shareholders

(without excluding fractional shares), over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to Indemnifying Shareholders (excluding fractional shares) (such excess being collectively called the “Excess Parent Common Stock”). The Escrow Agent, as agent and trustee for the Indemnifying Shareholders, shall as promptly as reasonably practicable sell the Excess Parent Common Stock at the prevailing prices on NASDAQ (or on the principal exchange on which the Parent Common Stock is then traded or quoted). The sales of the Excess Parent Common Stock by the Escrow Agent shall be executed on NASDAQ (or such other exchange) through one or more member firms of NASDAQ (or such other exchange) and shall be executed in round lots to the extent practicable. Until the net proceeds of such sales have been distributed to the Indemnifying Shareholders to whom fractional shares of Parent Common Stock otherwise would have been issued, the Escrow Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to Indemnifying Shareholders in lieu of any fractional shares of Parent Common Stock, the Escrow Agent shall distribute such amounts to such Indemnifying Shareholders.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company

(b)(i) by the Company, if Parent or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Operative Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by Parent, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Operative Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days (or 45 days in the case of a Breach of the representation and warranty contained in Section 3.7(c)) following delivery of written notice of such breach or failure to perform and (C) has not been waived by Parent;

(c)(i) by the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to December 31, 2009 or (ii) by Parent, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to December 31, 2009; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date, provided, further, that any failure by any Shareholder of the Company to promptly make all necessary filings, and thereafter promptly make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law with respect to such Shareholder’s acquisition of shares of Parent Common Stock in connection with the Merger shall be deemed a failure by the Company for purposes of this Section 9.1(c);

(d) by either the Company or Parent if the Merger shall not have been consummated by December 31, 2009; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date, provided, further, that any failure by any Shareholder of the Company to promptly make all necessary filings, and thereafter promptly make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law with respect to such Shareholder’s acquisition of shares of Parent Common Stock in connection with the Merger shall be deemed a failure by the Company for purposes of this Section 9.1(d);

(e) by either the Company or Parent in the event that any Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that Parent and Merger Sub (if Parent is so requesting termination) or the Company (if it is so requesting termination), as the case may be, shall have used their commercially reasonable efforts, in accordance with Section 5.10, to have such order, decree, ruling or other action vacated; or

(f) by Parent, if between the date hereof and the Closing, a Material Adverse Effect occurs and has remained continuing for at least 45 days following written notice to the Company by Parent of the existence of a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.23 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.9 relating to confidentiality, Section 5.11 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any willful Breach of this Agreement prior to termination.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Operative Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the Merger is consummated, all Transaction Expenses shall be paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any shareholder approval); provided, however, that after approval of the transactions contemplated hereby by the Shareholders, no amendment shall be made which pursuant to applicable Law requires further approval by such Shareholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Amazon.com, Inc.

1200 12th Avenue South, Suite 1200

Seattle, WA 98144-2734

Attention: General Counsel

Facsimile: (206) 266-7010

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention: Peter T. Heilmann

Facsimile: 415-374-8450

(ii) if to Company or the Shareholder Representative, to:

Zappos.com, Inc.

2280 Corporate Circle

Henderson, NV 89074

Attention: Alfred Lin

Facsimile: (702) 943-7778

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: William R. Schreiber & Kris S. Withrow

Facsimile: 650-938-5200

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Operative Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third-Party Beneficiaries. Except as provided in Section 5.12 and Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington.

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Washington State or federal court sitting in King County in the State of Washington (or, if such court lacks subject matter jurisdiction, in any appropriate Washington State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Washington, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Washington as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, any claim (a) that it is not personally subject to the jurisdiction of the courts in Washington as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or Merger Sub may assign this Agreement to any Affiliate of Parent without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder (including in connection with any such assignment by Parent and including those transactions specifically contemplated by Section 2.7 and 2.9 hereof, which shall in no way be effected by any such assignment by Parent). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Washington State or federal court sitting in King County (or, if such court lacks subject matter jurisdiction, in any appropriate Washington State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Operative Document refer to United States dollars, which is the currency used for all purposes in this Agreement and any Operative Document.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 10.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMAZON.COM, INC.

By:	/s/ Peter Krawiec
Name:	Peter Krawiec
Title:	Vice President

ZETA ACQUISITION, INC.

By:	/s/ Peter Krawiec
Name:	Peter Krawiec
Title:	Vice President

ZAPPOS.COM, INC.

By:	/s/ Alfred Lin
Name:	Alfred Lin
Title:	Chairman, COO/CFO

SHAREHOLDER REPRESENTATIVE

By:	/s/ Alfred Lin
Name:	Alfred Lin

[Signature Page to Agreement and Plan of Merger]